    As filed with the Securities and Exchange Commission on March 8, 2000

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                                   ATMI, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                             06-1481060
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                       -----------------------------------
                                7 Commerce Drive
                           Danbury, Connecticut 06810
                                 (203) 794-1100

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       -----------------------------------

                            Eugene G. Banucci, Ph.D.
                           Chief Executive Officer
                                 ATMI, Inc.
                               7 Commerce Drive
                           Danbury, Connecticut 06810
                                (203) 794-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       -----------------------------------

                                   Copies to:

    Donna L. Brooks, Esq.                            Keith F. Higgins, Esq.
    Shipman & Goodwin LLP                              Ann L. Milner, Esq.
      One American Row                                     Ropes & Gray
Hartford, Connecticut  06103                          One International Place
Telephone No.: (860) 251-5000                      Boston, Massachusetts  02110
Facsimile No.:  (860) 251-5999                    Telephone No.:  (617) 951-7000
                                                  Facsimile No.:  (617) 951-7050

                       -----------------------------------


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       -----------------------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                            Proposed              Proposed
     Title of Each Class               Amount               Maximum               Maximum
     of Securities to be               to be             Offering Price          Aggregate            Amount of
          Registered               Registered (1)        per Share (2)       Offering Price (2)    Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share............       3,565,000 shares           $48.4375          $172,679,688           $45,587.44
=====================================================================================================================
(1)  Includes up to 465,000 shares of Common Stock that the Underwriters have the option to purchase from ATMI and certain of the selling stockholders to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices reported on the Nasdaq National
     Market for ATMI's common stock on March 7, 2000.

                       -----------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=====================================================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  Subject To Completion. Dated March 8, 2000.

                                3,100,000 Shares

        [LOGO]                      ATMI, INC.

                                  Common Stock

                       -----------------------------------

     ATMI, Inc. is offering 1,500,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,600,000 shares. ATMI will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

     The common stock is quoted on the Nasdaq National Market under the symbol "ATMI". The last reported sale price of our common stock on March 7, 2000 was $47.81 per share.

     See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

                       -----------------------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                       -----------------------------------

                                                                                Per Share           Total

Initial price to public.........................................             $                   $
Underwriting discount...........................................             $                   $
Proceeds, before expenses, to ATMI..............................             $                   $
Proceeds, before expenses, to the selling stockholders..........             $                   $

     To the extent that the underwriters sell more than 3,100,000 shares of common stock, the underwriters have the option to purchase up to an additional 225,000 shares from ATMI and 240,000 shares from certain of the selling stockholders at the initial price to the public less the underwriting discount.

                       -----------------------------------

     The underwriters expect to deliver the shares against payment in New York, New York on , 2000.

Goldman, Sachs & Co.

             Banc of America Securities LLC
                                Deutsche Banc Alex. Brown

                                               Prudential Volpe Technology
                                                 a unit of Prudential Securities

                       -----------------------------------

                            Prospectus dated , 2000.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully. Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their over-allotment option. This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

                                      ATMI

     We are a leading supplier of materials, equipment and related services used worldwide in the manufacture of semiconductor devices. We specifically target the "front-end" semiconductor materials market. This market includes the processes used to convert a bare silicon wafer into a fully functional wafer that contains many copies of a semiconductor device or "chip". To complete the manufacturing process, this functional wafer is taken through a "back-end" manufacturing process that includes wafer dicing into chips, packaging and testing. Our customers include most of the leading semiconductor manufacturers in the world, including Intel, Taiwan Semiconductor, Hyundai, Texas Instruments and IBM.

     We have further refined our market focus to target only specialty materials used in front-end semiconductor manufacture. These specialty materials are used in eight key process steps that are used repetitively to add functionality to a silicon wafer. In recent years, the semiconductor industry has grown worldwide, and front-end manufacturing processes have become increasingly complex, resulting in rapidly changing requirements for semiconductor materials. We have capitalized on the growth of the semiconductor industry in general, and front-end processing in particular, through:

     . a comprehensive research and development program that has provided a stream of proprietary and patented products for this market;

     . a strategy of delivering a complete materials solution to our customers including materials, packaging, delivery systems, sensing and abatement; and

     . an aggressive mergers and acquisitions effort that has allowed us to more rapidly move towards one-stop purchasing for our customers.

     We have organized our operations along two business segments: ATMI Materials and ATMI Technologies. ATMI Materials provides:

     .  a broad range of ultrahigh purity semiconductor materials; and

     .  semiconductor materials packaging and delivery systems;

ATMI Technologies provides:

     . sensors for the workplace and environment that detect materials as they move through the workplace;

     .  point-of-use environmental equipment that abates materials; and

     . specialty thin film deposition services that provide coated wafers directly to our customers.

We also conduct our venture activities and our government funded research and development activities through ATMI Technologies.

     Over the last five years, we have achieved a leadership position by providing a more complete line of products than our competitors through innovation and acquisitions. We plan to continue our growth through product line expansion in each of our existing market segments and to leverage our core technology to create new high growth businesses.

     Our principal executive offices are located at 7 Commerce Drive, Danbury, Connecticut 06810, and our telephone number is (203) 794-1100. Our Internet address is www.atmi.com. The information contained on our website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "ATMI", "we", "us" and "our" refer to ATMI, Inc. and our subsidiaries. This prospectus contains some of our trademarks and trade names as well as trademarks and trade names of other companies.

                                  The Offering

     Shares offered by ATMI...................................   1,500,000 shares
     Shares offered by selling stockholders...................   1,600,000 shares
     Shares to be outstanding after the offering..............   29,518,868 shares
     Nasdaq National Market symbol............................   ATMI
     Use of proceeds..........................................   For general corporate purposes and working
                                                                 capital, including potential acquisitions,
                                                                 capital expenditures and research and
                                                                 development.

     The shares of common stock to be outstanding after the offering exclude 3,115,375 shares issuable upon the exercise of outstanding stock options and warrants issued by us as of March 3, 2000 at a weighted average exercise price of $21.61 per share.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

                                                                       Year Ended December 31,
                                               ---------------------------------------------------------------------------
                                                     1995           1996           1997           1998          1999
                                                     ----           ----           ----           ----          ----
                                                 (unaudited)
Consolidated Statement of
    Income Data:
     Revenues....................................   $115,984      $154,390        $192,012       $165,106      $196,236
     Gross profit................................     59,204        80,717          99,451         81,687       103,266
     Operating income............................     14,150        17,968(1)       15,522(3)       6,432(4)     14,688(5)(6)
     Net income .................................   $  8,401      $ 13,093(2)        6,395          4,935        10,546
     Net income per share -
       assuming dilution.........................   $   0.36      $   0.54(2)     $   0.25       $   0.18      $   0.37
     Weighted average shares
       outstanding - assuming
       dilution..................................     23,051        24,318          25,660         27,423        28,319

                                                                                         December 31, 1999
                                                                                     -------------------------
                                                                                     Actual      As Adjusted
                                                                                     ------      -----------
                                                                                                 (unaudited)
Consolidated Balance Sheet Data:
     Cash, cash equivalents and marketable securities...........................  $   92,174          $159,707
     Working capital............................................................     121,199           188,732
     Total assets...............................................................     232,656           300,189
     Long-term debt, less current portion.......................................       6,280             6,280
     Total stockholders' equity.................................................     174,805           242,338

     The as adjusted column above reflects our sale of 1,500,000 shares of common stock at an assumed public offering price of $47.81 per share, after deducting the estimated underwriters' discounts and commissions and offering expenses payable by us.

------------------------

(1) Includes $2.0 million accrued in connection with patent litigation involving Lawrence Semiconductor Laboratories (prior to our acquisition of that company), which resulted in a settlement payment in May 1997.

(2) Net income and net income per share - assuming dilution in 1996 include the effect of the treatment of our ADCS subsidiary as an S-Corporation for a portion of 1996 (which was prior to our acquisition of ADCS). If ADCS had been taxed as a C-Corporation for all of 1996, our net income and net income per share - assuming dilution would have been approximately $11.6 million and $0.48, respectively, for the year ended December 31, 1996.

(3) Includes costs of $9.0 million incurred in investigating, analyzing and completing our acquisitions of ADCS and Lawrence Semiconductor Laboratories.

(4) Includes costs of $1.7 million incurred in connection with the completion of our acquisition of NOW Technologies.

(5) Includes $2.3 million for severance for several former executives within ATMI Materials and ATMI Technologies.

(6) Includes $3.3 million incurred in connection with the completion of our acquisitions of MST Analytics and Newform and $7.2 million incurred in connection with our acquisitions of Delatech, ACSI and TeloSense offset by a reversal of $0.6 million for previously accrued merger related costs.

                                  RISK FACTORS

     You should carefully consider the following risks, together with other information contained or incorporated by reference in this prospectus, before making an investment decision. Any of the following risks could adversely affect our business, operating results and financial condition. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Our operating results are materially dependent upon economic and business conditions in the semiconductor industry, and we are vulnerable to industry downturns.

     Substantially all of our sales are to customers in the worldwide semiconductor industry. As a result, our operating results are materially dependent upon economic and business conditions in the semiconductor industry. The semiconductor industry and the semiconductor equipment industry in particular have been highly cyclical and have experienced periods of overcapacity at various times, resulting in significantly reduced demand for semiconductor materials, capital equipment and wafer processing services. The semiconductor industry experienced a significant downturn in 1998, which resulted in a reduction in our revenues and earnings. Any future industry downturn will likely have a similar impact. Although the semiconductor industry is recovering from the 1998 downturn, we cannot assure you that:

     .  conditions in the semiconductor industry will continue to improve;

     . the semiconductor industry will not experience other, possibly more severe and prolonged, downturns in the future; or

     . the current recovery will continue to result in increased demand for semiconductor materials, capital equipment and wafer processing services by the semiconductor industry.

     The end of the current recovery or any future downturn in the semiconductor industry will have a material adverse effect on our business, operating results and financial condition.

     Our quarterly operating results may fluctuate, and our stock price may be volatile as a result.

     Our quarterly operating results may fluctuate in the future as a result of a number of factors, including:

     .  the general demand for semiconductors;

     .  the cyclical nature of the semiconductor manufacturing equipment market;

     .  our product mix;

     .  our success in developing, introducing and shipping new products;

     .  competition;

     .  the timing of significant orders from, and shipments to, customers;

     .  the timing and market acceptance of new products;

     .  seasonality of sales; and

     .  the effect of various non-recurring expenses.

As a result, our operating results in any quarter are not necessarily a good predictor of our results for any future period. In the future, we will likely experience quarterly or annual fluctuations. In one or more future quarters, our operating results may fall below the expectations of public market analysts or investors, and the price of our common stock could decline significantly.

We may have difficulty managing our growth and attracting and retaining highly skilled scientific, technical, managerial and marketing personnel, which could adversely affect our revenues and increase our operating expenses.

     We have grown and intend to continue to grow our business. The management of our growth requires qualified personnel, systems and other resources. Our future success will depend in part on our ability to attract and retain highly skilled scientific, technical, managerial and marketing personnel. Competition for such personnel in the semiconductor industry is intense, and our competitors are often larger and more established than we are. We may not be successful in attracting and retaining qualified personnel. In addition, our expansion may also significantly strain operational, management, financial, sales and marketing and other resources. To manage growth effectively, we must continue to enhance our information technology infrastructure, systems and controls and successfully expand, train and manage our employee base. We may not be able to manage this expansion effectively, including providing satisfactory levels of customer service and technical support.

Our business, operating results and financial condition could be negatively impacted if we are unable to integrate businesses we acquire.

     During the past three years, we have acquired several companies, including Advanced Delivery and Chemical Systems, Lawrence Semiconductor Laboratories, NOW Technologies, Delatech, Advanced Chemical Systems International, TeloSense, Newform and MST Analytics. If opportunities exist, we intend to acquire other businesses that we believe fit our business strategy. We may not achieve the anticipated benefits from any acquisition, including the acquisitions listed above, unless we successfully combine the acquired businesses with those of ATMI in a timely and efficient manner. The integration of acquisitions requires substantial attention from our management. The diversion of the attention of management, and any difficulties encountered in the transition process, could negatively impact our business, operating results and financial condition. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses as well as our ongoing business.

Our revenues and earnings could be negatively affected if we cannot anticipate market trends, enhance our existing products and processes and develop and commercialize new products and processes.

     We believe that our future success will depend, in part, upon our ability to anticipate rapidly changing technologies and market trends, to enhance our existing products and processes and to develop and commercialize new products and processes. The semiconductor industry markets we serve undergo frequent technological changes which in turn create demand for new and improved products and process technologies. We may not be able to improve our existing products and process technologies or to develop and market new products and technologies that will be cost-effective or introduced in a timely manner or accepted in the marketplace. Our failure to develop or introduce enhanced and new products and processes in a timely manner may negatively affect our revenues and earnings.

We are subject to operational, financial, political and exchange rate risks due to our significant level of international operations and sales.

     In the years ended December 31, 1997, 1998 and 1999, revenues outside the United States accounted for 30.0%, 31.9% and 39.0%, respectively, of our revenues for those years. We anticipate that international sales will continue to account for a significant portion of our revenues. As a result, our operations are subject to risks inherent in international business activities, including:

     .  export controls;

     .  unexpected changes in legal and regulatory requirements;

     .  policy changes affecting the markets for semiconductor technology;

     .  changes in tariffs, exchange rates and other barriers;

     .  political and economic instability;

     .  difficulties in accounts receivable collection;

     .  difficulties in managing resellers or representatives;

     .  difficulties in staffing and managing international operations;

     . difficulties in protecting our intellectual property outside the United States; and

     .  potentially adverse tax consequences.

     Although our sales to date have been predominantly denominated in U.S. dollars, the value of the U.S. dollar in relation to other currencies may also adversely affect our sales to customers outside the United States. In addition, the recent acquisitions of Newform and MST have increased the amount of our operations conducted in Europe with European currency. Also, expenses and revenues of a portion of certain of our businesses are denominated in South Korean, Taiwanese, German or Belgian currency and are exposed to risks customarily associated with currency fluctuations. Any significant volatility in South Korean, Taiwanese, German or Belgian currency, as it relates to invested capital in our respective businesses in those countries, could have a material adverse impact on stockholders' equity as reflected in currency translation adjustments in our financial statements. We do not hedge our exposure with respect to such fluctuations. To the extent that we expand our international operations or change our pricing practices to denominate prices in other currencies, we will be exposed to increased risks of currency fluctuations.

     Certain of our businesses conduct a material portion of their activities in Asia, primarily South Korea and Taiwan. Volatile economic conditions in the region or in those countries, or instability in the currency of those countries or in those countries' capital markets, may negatively impact our revenues and earnings.

Our revenues would suffer if our major customers reduce their purchases of our products or services.

     In 1999, sales to our top five customers totaled approximately 13.5% of our revenues. Our relationships with these customers are subject to various risks, including:

     . termination, reduction or modification in the event of changes in the customer's requirements or budgetary constraints;

     . risks of potential disclosure of our confidential information to third parties; and

     . the failure or inability of a customer to perform its prime contract with its customer.

Our revenues would suffer if our major customers reduce their purchases of our products or services or secure alternative sources for products or services. Based on the current trend toward consolidation in the semiconductor industry, we expect that our customer base will continue to become more concentrated with a limited number of customers accounting for a more significant portion of our revenues.

We may have difficulty responding to rapidly changing semiconductor technology, materials and processes and face competition from existing technologies.

     Semiconductor technology, materials and processes change rapidly. We may not be successful if we cannot keep pace with such advances. We are evaluating a number of new opportunities to commercialize our core technology, but these opportunities may not lead to commercial products that are timely or competitive. The technological advances of others may render our current products or development efforts obsolete, and other equipment or materials may prove more advantageous to customers in the markets we serve. In addition, certain of our current technologies face competition from other existing technologies which may be superior to or more cost-effective than our current technologies and products.

We face intense competition from a variety of sources, including larger companies.

     The markets for semiconductor thin film materials, packaging and delivery systems, sensors, environmental equipment and thin film deposition services are intensely competitive. A number of domestic and international companies engage in commercial activities in the markets we serve. Many of these companies have substantially greater financial, research and development, manufacturing and marketing resources than we do. In addition, as this industry evolves, other competitors may emerge. To remain competitive, we must continue to invest in and focus upon research and development and product and process innovation. We may not be successful if we cannot compete on:

     .  price;

     .  technical capabilities;

     .  quality;

     .  customer service; and

     . the ability to provide full market-basket solutions to customers that are increasingly seeking to streamline their vendor relationships.

We may incur various tax liabilities in connection with our acquisition of Advanced Delivery and Chemical Systems that exceed our security for these liabilities and which may negatively affect our earnings, cash flow and cash position.

     The former securityholders of Advanced Delivery and Chemical Systems have agreed to indemnify us for possible tax liabilities of ADCS. As security for these potential liabilities, the former securityholders of ADCS delivered into escrow a portion of the shares of common stock they received in connection with our acquisition of ADCS. We and the former securityholders of ADCS have divergent views on any potential exposures related to the various tax matters for which there will be indemnification. The former securityholders of ADCS believe that any exposure would be immaterial. We believe that any successful challenge to the tax matters is not probable. While the possible exposures are difficult to quantify, we believe that, regardless of the probability that liabilities arise, the potential exposures could range from $0 to $22 million depending on the tax matter. We have been notified by the Internal Revenue Service of an assessment of $2.1 million for certain of these tax matters. Although we believe that this assessment is without merit and we intend to vigorously defend our position on these tax matters, we cannot predict whether we will be successful in defending against the assessment or the amount of any final assessment against us. We have agreed that minimum amounts must be reached before we have a right to recover our losses. The current value of the shares held in escrow provides indemnity towards the upper range of the potential exposures. A possibility exists that the losses could exceed the value of the shares held in escrow because the shares held in escrow are too few in number or too low in value to adequately compensate us for these losses. In any event, if we incur actual tax liabilities, they will negatively affect our earnings, cash flow and cash position.

Any prolonged disruption in manufacturing our products could negatively impact our business.

     The manufacture of semiconductors and related materials and equipment involves highly complex manufacturing processes. We have established manufacturing facilities for many of our products, including semiconductor environmental equipment, thin film materials, packaging and delivery systems, substrates and coated wafers. We have also established a facility to fabricate, test and assemble semiconductor thin films, devices and circuits. In addition, we subcontract for the manufacture of a significant portion of our gas delivery systems. Any prolonged disruption in manufacturing our products, whether due to technical or labor difficulties, delay or inability to obtain sufficient quantities of production input or equipment, destruction or damage to any facility, termination of our relationship with subcontractors or other reasons, could negatively impact our ability to deliver products to customers. To be financially successful, we must manufacture our products in commercial quantities, at acceptable costs and on a timely basis, which we may not be able to do.

Our business could be adversely affected if we cannot protect our proprietary technology or if we infringe on the proprietary technology of others.

     Our proprietary technology aids our ability to compete effectively with other companies. Although we have been awarded, have filed applications for, or have been licensed under, numerous patents in the United States and other countries, these patents may not fully protect our technology or competitive position. Further, our competitors may apply for and obtain patents that will restrict our ability to make and sell our products.

     Our competitors may intentionally infringe our patents. Third parties may also assert infringement claims against us in the future. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to us. Outside the United States, such proceedings can be extremely expensive, and their outcome very unpredictable. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties or require us to license rights from third parties or to cease selling our products. We also rely on unpatented proprietary technology that others may independently develop or otherwise obtain access to. Our inability to maintain the proprietary nature of our technologies could negatively affect our revenues and earnings.

We face the risk of product liability claims.

     The manufacture and sale of our products, which include thin film and other toxic materials, involve the risk of product liability claims. In addition, a failure of one of our products at a customer site could interrupt the business operations of the customer. Our existing insurance coverage limits will not be adequate to protect us from all liabilities that we might incur in connection with the manufacture and sale of our products if a successful product liability claim or series of product liability claims brought against us exceeds our insurance coverage.

Our business is subject to substantial liabilities for failure to comply with environmental regulations.

     We use, generate and discharge toxic or otherwise hazardous chemicals and wastes in our manufacturing, processing and research and development activities. As a result, we are subject to a variety of governmental regulations related to the storage, use and disposal of these materials. Our failure to comply with present or future laws could result in fines or other liabilities being imposed on us, suspension of production or a cessation of operations.

     The various premises we occupy, particularly the premises in Danbury, Connecticut, may have been contaminated prior to occupancy. We are not aware of any environmental investigation or action by government agencies involving these premises. However, under federal and state statutes and regulations, a government agency may seek to recover its response costs and/or require future remedial measures from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. The prior occupant of the Danbury, Connecticut premises has agreed to indemnify us for remediation costs in connection with any pre-existing, on-site contamination or environmental condition. However, this indemnification may not prove adequate to cover any liability imposed on us related to the environmental condition of the premises or the cost of defending an environmental action, either of which could be substantial.

     Our activities may also result in our being subject to additional regulation. Such regulations could require us to acquire significant additional equipment or to incur other substantial expenses to comply with environmental laws. Our failure to control the use of hazardous substances could subject us to substantial financial liabilities.

     Provisions of our charter documents and Delaware law could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

     Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. These provisions provide for:

     .  a classified board of directors;

     .  a prohibition on stockholder action through written consents;

     . a requirement that special meetings of stockholders be called only by the chairman of the board or the board of directors;

     .  advance notice requirements for stockholder proposals and nominations;

     . limitations on the ability of stockholders to make changes in the board of directors; and

     . the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine.

     We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "believes", "anticipates", "plans", "expects", "may", "will", "intends", "estimates" and similar words. We can give no assurance that we will actually achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements above that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from our sale of 1,500,000 shares of common stock will be approximately $67.5 million, based on an assumed offering price to the public of $47.81 per share and after deducting the estimated underwriters' discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

     We expect to use the net proceeds from this offering for general corporate purposes and working capital, including potential acquisitions to expand our product and service offerings, capital expenditures and the funding of research, development and commercialization programs. We cannot assure you that we will make any acquisitions, and we have no current agreements or commitments with respect to any acquisition that would use any of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds of this offering in investment-grade, interest-bearing securities.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the future. Certain financing agreements of our subsidiaries contain limitations on the payment of dividends without the lender's consent or in connection with a subsidiary's failure to comply with various financial covenants.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "ATMI". The following table sets forth, for the periods indicated, the high and low intraday sales prices for our common stock as reported on the Nasdaq National Market.

                                                          High             Low
                                                          ----             ---

1998
First Quarter                                            $31.19           $20.00
Second Quarter                                            33.75            13.25
Third Quarter                                             20.00            10.88
Fourth Quarter                                            25.38            11.25

1999
First Quarter                                             31.00            16.88
Second Quarter                                            30.00            18.25
Third Quarter                                             38.00            27.50
Fourth Quarter                                            38.00            20.81

2000
First Quarter (through March 7, 2000)                     51.94            29.13

     On March 7, 2000, the closing sale price of our common stock as reported on the Nasdaq National Market was $47.81 per share. As of December 31, 1999, we had approximately 267 holders of record of our common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     .  on an actual basis; and

     . on an as adjusted basis to reflect the net proceeds from our sale of 1,500,000 shares of common stock, at an assumed offering price to the public of $47.81 per share and after deducting the underwriters' discounts and commissions and estimated offering expenses payable by us.

     The common stock to be outstanding after this offering is based on shares outstanding as of December 31, 1999 and excludes 2,874,555 shares of common stock issuable upon the exercise of options and warrants outstanding as of such date at a weighted average exercise price of $18.94 per share.

                                                                                         December 31, 1999
                                                                                    ----------------------------
                                                                                    Actual           As Adjusted
                                                                                    ------           -----------
                                                                                                     (unaudited)
                                                                                           (in thousands)
     Cash, cash equivalents and marketable securities...................            $  92,174           $159,707
                                                                                    =========           ========

     Total long-term debt, less current portion.........................                6,280              6,280

     Minority interest..................................................                1,109              1,109

     Stockholders' equity:
       Preferred Stock, par value $0.01: 2,000,000 shares                                   -                  -
       authorized; no shares issued and outstanding.....................
       Common Stock, par value $0.01: 50,000,000 shares
       authorized; 27,774,183 shares issued and outstanding;
       29,274,183 shares issued and outstanding,
       as adjusted......................................................                  278                293
       Additional paid-in capital.......................................              122,536            190,054
       Retained earnings................................................               45,465             45,465
       Cumulative other comprehensive income............................                6,526              6,526
                                                                                     --------           --------

         Total stockholders' equity.....................................              174,805            242,338
                                                                                     --------           --------

             Total capitalization.......................................             $182,194           $249,727
                                                                                     ========           ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements and other financial information included or incorporated in this prospectus. The consolidated statement of income data for the years ended December 31, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data at December 31, 1997, 1998 and 1999 have been derived from our audited consolidated financial statements. The consolidated statement of income data for the year ended December 31, 1995 and the consolidated balance sheet data at December 31, 1995 and 1996 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. The historical results presented below are not necessarily indicative of future results.

                                                                        Year Ended December 31,

                                                    -----------------------------------------------------------------
                                                        1995         1996          1997        1998         1999
                                                        ----         ----          ----        ----         ----
                                                                 (in thousands, except per share data)

Consolidated Statement of Income Data:
     Revenues..............................         $115,984     $154,390      $192,012    $165,106     $196,236
     Cost of revenues......................           56,780       73,673        92,561      83,419       92,970
                                                    --------     --------      --------    --------     --------
     Gross profit..........................           59,204       80,717        99,451      81,687      103,266
     Operating expenses:
         Research and development..........            7,892       12,314        14,336      16,630       18,359
         Selling, general and administrative          37,162       48,435        60,593      56,925       60,305(5)
         Merger costs and related expenses..               -        2,000(1)      9,000(3)    1,700(4)     9,914(6)
                                                    --------     --------      --------    --------     --------
              Total operating expenses.....           45,054       62,749        83,929      75,255       88,578
                                                    --------     --------      --------    --------     --------
     Operating income......................           14,150       17,968        15,522       6,432       14,688
     Interest income (expense), net........             (338)        (375)         (877)      2,487        3,117
     Other income (expense), net...........             (474)          94           340         539          724
                                                    --------     --------      --------    --------     --------
     Income before income taxes and
       minority interest...................           13,338       17,687        14,985       9,458       18,529
     Income taxes..........................            4,947        4,745         8,588       4,412        7,720
                                                    --------     --------      --------    --------     --------
     Income before minority interest.......            8,391       12,942         6,397       5,046       10,809
     Minority interest.....................               10          151            (2)       (111)        (263)
                                                    --------     --------      --------    --------     --------

     Net income............................         $  8,401     $ 13,093(2)   $  6,395    $  4,935     $ 10,546
                                                    ========     ========      ========    ========     ========

     Net income per share - assuming dilution       $   0.36     $   0.54(2)   $   0.25    $   0.18     $   0.37
                                                    ========     ========      ========    ========     ========

     Weighted average shares outstanding -
       assuming dilution...................           23,051       24,318        25,660      27,423       28,319

                                                                              December 31,
                                                    -----------------------------------------------------------------
                                                        1995         1996          1997        1998         1999
                                                        ----         ----          ----        ----         ----

Consolidated Balance Sheet Data:                                             (in thousands)
     Cash, cash equivalents and marketable
         securities........................        $  38,256    $  35,966     $  32,903   $  86,169    $  92,174
     Working capital.......................           35,093       37,118        48,878     103,938      121,199
     Total assets..........................          105,545      125,873       153,529     208,652      232,656
     Long-term debt, less current portion..           12,461       18,499        19,763      12,559        6,280
     Minority interest.....................              535          545           595         846        1,109
     Total stockholders' equity............           54,661       66,049        83,303     152,720      174,805

------------------------

(1) Represents costs accrued in connection with patent litigation involving Lawrence Semiconductor Laboratories (prior to our acquisition of that company), which resulted in a settlement payment in May 1997.

(2) Net income and net income per share - assuming dilution in 1996 include the effect of the treatment of our ADCS subsidiary as an S-Corporation for a portion of 1996 (which was prior to our acquisition of ADCS). If ADCS had been taxed as a C-Corporation for all of 1996, our net income and net income per share - assuming dilution would have been approximately $11.6 million and $0.48, respectively, for the year ended December 31, 1996.

(3) Represents costs incurred in investigating, analyzing and completing our acquisitions of ADCS and Lawrence Semiconductor Laboratories.

(4) Represents costs incurred in connection with the completion of our acquisition of NOW Technologies.

(5) Includes $2.3 million for severance for several former executives within ATMI Materials and ATMI Technologies.

(6) Represents $3.3 million incurred in connection with the completion of our acquisitions of MST Analytics and Newform and $7.2 million incurred in connection with our acquisitions of Delatech, ACSI and TeloSense offset by a reversal of $0.6 million for previously accrued merger related costs.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

     We are a leading supplier of materials, equipment and related services used worldwide in the manufacture of semiconductor devices. We specifically target the "front-end" semiconductor materials market. This market includes the processes used to convert a bare silicon wafer into a fully functional wafer that contains many copies of a semiconductor device or "chip". Our customers include most of the leading semiconductor manufacturers in the world.

     We have organized our operations along two business segments: ATMI Materials and ATMI Technologies. ATMI Materials provides products that are used in the semiconductor manufacturing process and related packaging and delivery systems. ATMI Technologies provides products that sense and environmentally control these materials while also providing specialized thin film deposition services to semiconductor device manufacturers. ATMI Technologies also conducts our venture and government funded research and development activities.

     We have entered into eight mergers since 1997, each of which has been accounted for as a pooling of interests. As a result, our consolidated financial statements have been restated to reflect the results of these merged companies.

Results of Operations

     The following table sets forth selected financial data as a percentage of total revenues for the periods indicated:

                                                                              Year Ended December 31,
                                                              --------------------------------------------------------
                                                                    1997              1998              1999
                                                                    ----              ----              ----
        Revenues.................................                  100.0%            100.0%             100.0%
        Cost of revenues.........................                   48.2              50.5               47.4
                                                                  ------            ------             ------
        Gross profit.............................                   51.8              49.5               52.6
        Operating expenses:
              Research and development...........                    7.5              10.1                9.4
              Selling, general and administrative                   31.6              34.5               30.7
              Merger costs and related expenses..                    4.7               1.0                5.1
                                                                  -------           -------            -------
                        Total operating expenses.                   43.8              45.6               45.2
                                                                  ------            ------             ------
        Operating income.........................                    8.0               3.9                7.4
        Interest income (expense), net...........                   (0.5)              1.5                1.6
        Other income, net........................                    0.2               0.3                0.4
                                                                  -------           -------            -------
        Income before income taxes and
            minority interest....................                    7.7               5.7                9.4
        Income taxes.............................                    4.5               2.7                3.9
                                                                  -------           -------            -------
        Income before minority interest..........                    3.2               3.0                5.5
        Minority interest........................                    0.0              (0.1)              (0.1)
                                                                  -------           --------           --------
        Net income...............................                    3.2%              2.9%               5.4%
                                                                  =======           =======            =======

Segment Data

     During 1998, we adopted FASB Statement No. 131 "Disclosure About Segments of an Enterprise and Related Information". We have two segments: ATMI Materials and ATMI Technologies. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes. We evaluate performance and allocate resources based on operating profit or loss, not including interest and other income or expense and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in our consolidated financial statements. Intercompany sales are not material among segments or operating divisions.

The following tables provide reported results for each of these segments:


                                                                           Year Ended December 31,
                                                                   ----------------------------------------
                                                                    1997           1998           1999
                                                                    ----           ----           ----

                                                                               (in thousands)
Revenues
ATMI Materials.......................................              $ 83,060       $ 71,279       $ 96,711
ATMI Technologies....................................               108,952         93,827         99,525
                                                                   --------       --------       --------

Consolidated revenues................................              $192,012       $165,106       $196,236
                                                                   ========       ========       ========

                                                                    1997           1998           1999
                                                                    ----           ----           ----
Operating Income
ATMI Materials.......................................              $ 17,757       $ 11,373       $ 19,335
ATMI Technologies....................................                 6,765         (3,241)         5,267
Merger costs and related expenses....................                (9,000)        (1,700)        (9,914)
                                                                   --------       --------       --------

Consolidated operating income........................              $ 15,522       $  6,432       $ 14,688
                                                                   ========       ========       ========

Comparison of Years Ended December 31, 1999, 1998 and 1997

     Revenues. Our revenues increased 18.9% to $196.2 million in 1999 from $165.1 million in 1998, following a decrease of 14.0% in 1998 from $192.0 million in 1997. The 1999 increase in revenues was primarily attributable to the semiconductor industry's recovery, particularly for consumable products, as seen by ATMI Materials' 35.7% growth in revenue. ATMI Materials experienced significant gains related to our SDS, NOW dispensing and packaging products and liquid materials product lines in 1999 as compared to 1998. ATMI Technologies' revenues for 1999 increased 6.1% from 1998 levels. Semiconductor manufacturing capacity expansion began to rebound in the middle of 1999 leading to improved sales of EcoSys environmental and sensing products and Epitronics thin film deposition services.

     Soft market conditions in 1998, evidenced by a decline in semiconductor unit demand in the second and third quarters of 1998 and a significant reduction in semiconductor equipment spending during most of 1998, were the primary causes for the 14.0% revenue decline for both ATMI Materials and ATMI Technologies when comparing 1998 with 1997. The decline in semiconductor unit demand during 1998 slowed sales of many of ATMI Materials' product offerings. Semiconductor manufacturing capacity expansion substantially declined during 1998, which caused a decrease in EcoSys and Epitronics product sales.

     Gross Profit. Gross profit increased 26.4% to $103.3 million in 1999 from $81.7 million in 1998. Gross margin increased to 52.6% in 1999 from 49.5% in 1998. This increase was due principally to margin growth related to manufacturing efficiencies from increased sales and a shift in product mix towards SDS, NOW dispensing and packaging systems and liquid materials product lines. Gross profit decreased 17.9% to $81.7 million in 1998 from $99.5 million in 1997. Gross margin decreased to 49.5% in 1998 from 51.8% in 1997, primarily as a result of less efficient fixed cost absorption in connection with the decrease in revenues experienced in 1998, particularly within the EcoSys, Epitronics and NOW product lines. Volume declines within the photoresist stripping product lines, driven by the softening semiconductor industry conditions, also contributed to the reduction in gross margins in 1998.

     Research and Development Expenses. Research and development expenses increased 10.4% to $18.4 million in 1999 from $16.6 million in 1998. Increased efforts to expand SDS technology beyond ion implant applications into CVD, etch and bulk gas delivery, and continued product development activities within ATMI Materials and the Emosyn venture resulted in growth of the research and development efforts. As a percentage of revenues, research and development expenses decreased to 9.4% in 1999 from 10.1% in 1998. Research and development expenses increased 16.0% to $16.6 million in 1998 from $14.3 million in 1997. Similar to the increase in 1999, the 1998 increase was due to the development efforts to extend the SDS technology beyond existing applications, as well as the development of new chemical mechanical polishing materials and increased research efforts to expand our sensing and monitoring product lines.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 5.9% to $60.3 million in 1999 from $56.9 million in 1998. Despite decreases in expenses associated with decreased administrative costs and cost savings resulting from the integration of recent business acquisitions, expenses incurred related to the organization of our Taiwanese subsidiary and the commencement of our enterprise system software implementation caused selling, general and administrative expenses to increase in 1999. Additionally, the 1999 expenses included $2.3 million in severance for several former executives within ATMI Materials and ATMI Technologies.
As a percentage of revenues, these expenses decreased to 30.7% in 1999 from 34.5% in 1998. Selling, general and administrative expenses decreased 6.1% to $56.9 million in 1998 from $60.6 million in 1997. The 1998 decrease was primarily due to a significant reduction in executive compensation paid to members of management of certain acquired businesses (Delatech, ACSI and TeloSense) due to weaker operating performance, a reduction of administrative costs resulting from reductions in personnel and decreased commissions on lower product revenues.

     Merger Costs and Related Expenses. The 1999 operating results included merger and related costs of $9.9 million, including $3.3 million of professional fees and transactions costs related to our November 1999 acquisitions of MST and Newform and $2.8 million of investment banking, legal and accounting fees in connection with the investigation, analysis and May 1999 closing of the TeloSense, Delatech and ACSI transactions. The 1999 merger related costs included a $0.6 million reversal of previously accrued merger costs for prior acquisitions. The acquisition of Delatech also resulted in a $4.4 million asset impairment charge during the second quarter of 1999 for inventory ($1.0 million) and goodwill ($3.4 million) associated with an existing environmental equipment product line which was determined to be impaired. The 1998 operating results included merger related charges of $1.7 million incurred in completing the NOW acquisition.

     Operating Income. Operating income, including the recognition of merger related costs, increased 128.4% in 1999 to $14.7 million from $6.4 million in 1998 which was a 58.6% decrease from $15.5 million in 1997. ATMI Materials' operating income for 1999 increased 70.0% to $19.3 million from $11.4 million in 1998. This increase reflected the gains made due to the improved market conditions within the industry and increased market share penetration during 1999. The significant revenue increase in 1999 combined with stronger margins and cost containment initiatives resulted in higher operating income within ATMI Materials. ATMI Materials' operating income, as a percentage of revenues, was 20.0% and 16.0% for 1999 and 1998, respectively. ATMI Technologies' operating income improved to $5.3 million in 1999 compared to a $3.2 million loss in 1998. The profitability increase was attributable to the growth in both EcoSys and Epitronics revenues, the attendant product margin improvements and a favorable product mix shift along with an improvement in profitability of various contract programs. Investments in research and product development within Emosyn and our other ventures are reflected in ATMI Technologies' operating income. ATMI Technologies' operating income, as a percentage of revenues, was 5.3% and (3.5)% in 1999 and 1998, respectively.

     ATMI Materials' operating income declined 36.0% to $11.4 million in fiscal 1998 from $17.8 million in 1997. The revenue decline in 1998 reduced gross margins within ATMI Materials and, combined with an increase in research and development spending, drove the operating income decline. ATMI Materials' operating income, as a percentage of revenues, was 21.4% in 1997. ATMI Technologies' operating income declined to a loss of $3.2 million in fiscal 1998 compared to operating income of $6.8 million in 1997. These losses were attributable to the severe decline in sales of EcoSys products, reduced Epitronics operating results caused by revenue declines on a relatively fixed cost base and an increase in research and development efforts focused on our Emosyn business and other new business ventures.

     Other Income, Net. Other income, net increased to approximately $3.8 million in 1999 from $3.0 million in 1998. The increase in 1999 related to a significant increase in interest income due to increased cash levels on hand throughout all of 1999 compared to only part of 1998. These increased cash levels resulted from a public offering that was completed at the beginning of the second quarter of 1998. Increased interest rate levels in 1999 also resulted in increased interest income. Interest expense declined in 1999 due to lower levels of debt outstanding at December 31, 1999 compared to December 31, 1998. Other income, net increased to $3.0 million in 1998 from a net expense of $0.5 million in 1997 as a direct result of the increased cash and marketable securities that resulted from our public offering in the first quarter of 1998. Interest expense decreased 26.5% to $1.3 million in 1999 from $1.7 million in 1998, and decreased 34.0% in 1998 from $2.6 million in 1997. The 1999 decrease related to the retirement of a significant debt balance related to the Delatech acquisition as well as final payments on several equipment leases within Epitronics. The 1998 decrease was due to a conversion of outstanding debt at ACSI into equity in late 1997 and lower overall debt balances outstanding during 1998, as capital lease lines were paid down and certain high-interest rate debt was retired.

     Income Taxes. Income tax expense increased 75.0% to $7.7 million in 1999 from $4.4 million in 1998. Income tax expense decreased 48.6% to $4.4 million in 1998 from $8.6 million in 1997. Our income tax expense related primarily to United States federal, state and foreign tax liabilities, which were partially offset by various foreign sales corporation benefits and research and development credits. The 1999 effective tax rate was in line with statutory rates at 42.3%. While no tax benefit was taken for a significant amount of merger related costs in 1999, benefit was recognized based on changes in estimates regarding the realizability of net operating loss and tax credit carryforwards of certain acquired companies. The 1998 effective tax rate of 47.2% was higher than statutory rates because no tax benefit was taken for the $1.7 million of merger costs related to the NOW acquisition, and no tax benefit was recognized for operating losses sustained by ACSI in 1998. The significant 1997 effective tax rate of 57.3% was due in part to the 1997 operating results including the $9.0 million for merger costs related to the ADCS and Lawrence Semiconductor acquisitions for which no tax benefit was taken.

     Minority Interest. Minority interest represents the 30.0% interest held by K.C. Tech Co., Ltd. in the operations of ADCS-Korea, a South Korean chusik hoesa, which is a joint venture established to manufacture, sell and distribute chemicals to the semiconductor and related industries in South Korea.

     Net Income Excluding Transaction Related Costs and Other Expenses. Over the last three years, we have used mergers and acquisitions to accelerate our growth and broaden our product lines. As a result of this strategy, we have incurred expenses to consummate these transactions and merge these acquired businesses into existing operations. Excluding these merger costs and certain severance charges related to reorganizing the business pursuant to these acquisitions, net income from recurring operations would have been $19.3 million, or $0.68 per share-assuming dilution in 1999. This represents a 175.7% increase over $7.0 million, or $0.26 per share-assuming dilution in 1998. On a comparable basis, 1997 net income from recurring operations was $15.4 million, or $0.60 per share-assuming dilution.

Selected Quarterly Results of Operations

     The following table sets forth certain unaudited consolidated quarterly financial information for the eight quarters ended December 31, 1999, as well as such data expressed as a percentage of our revenues for the periods indicated. In the opinion of our management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results when read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of future results of operations.

                                                                            Quarter Ended
                                ---------------------------------------------------------------------------------------------------
                                   Mar. 31     June 30      Sept. 30      Dec. 31    Mar. 31     June 30     Sept. 30     Dec. 31
                                   -------     -------      --------      -------    -------     -------     --------     -------
                                     1998        1998         1998         1998        1999       1999         1999         1999
                                     ----        ----         ----         ----        ----       ----         ----         ----
                                                                            (in thousands)
Revenues..........................  $52,047     $44,446      $35,161     $33,452     $37,240     $49,323      $52,055     $57,618
Cost of revenues..................   23,519      23,152       20,254      16,494      18,243      23,005       24,833      26,887
                                    -------     -------      -------     -------     -------     -------      -------     -------
Gross profit......................   28,528      21,294       14,907      16,958      18,997      26,318       27,222      30,731
Operating expenses:
    Research and development......    3,944       4,501        4,132       4,053       4,023       4,462        5,009       4,865
    Selling, general and
      administrative..............   15,623      14,727       12,893      13,682      12,941      15,251       13,668      18,445(1)
    Merger costs and related
      expenses....................        -           -        1,700           -           -       6,800            -       3,114
                                    -------     -------      -------     -------     -------     -------      -------     -------
          Total operating
            expenses .............   19,567      19,228       18,725      17,735      16,964      26,513       18,677      26,424
                                    -------     -------      -------     -------     -------     -------      -------     -------
Operating income (loss)...........    8,961       2,066       (3,818)       (777)      2,033        (195)       8,545       4,307
Other income, net.................      112         775          907       1,232         802         924          626       1,489
                                    -------     -------      -------     -------     -------     -------      -------     -------

Income (loss) before income taxes
    and minority interest.........    9,073       2,841       (2,911)        455       2,835         729        9,171       5,796
Income taxes......................    3,271       1,332         (566)        375       1,358       1,466        2,929       1,970
                                    -------     -------      -------     -------     -------     -------      -------     -------


Income (loss) before minority
   interest.......................    5,802       1,509       (2,345)         80       1,477        (737)       6,242       3,826
Minority interest.................      (55)        (13)          (3)        (40)          1         (82)        (110)        (72)
                                    -------     -------      -------     -------     -------     -------      -------     -------
Net income (loss).................  $ 5,747     $ 1,496      $(2,348)    $    40     $ 1,478     $  (819)   $   6,132   $   3,754
                                    =======     =======      =======     =======     =======     =======    =========   =========

                                                                        Percentage of Revenues
                                  --------------------------------------------------------------------------------------------------
Revenues..........................    100.0%      100.0%       100.0%      100.0%      100.0%      100.0%       100.0%      100.0%
Cost of revenues..................     45.2        52.1         57.6        49.3        49.0        46.6         47.7        46.7
                                    -------     -------      -------     -------     -------     -------      -------     -------
Gross profit......................     54.8        47.9         42.4        50.7        51.0        53.4         52.3        53.3
Operating expenses:
    Research and development......      7.6        10.1         11.8        12.1        10.8         9.1          9.6         8.4
    Selling, general and
      administrative..............     30.0        33.1         36.7        40.9        34.8        30.9         26.3        32.0(1)
    Merger costs and related
      expenses....................        -           -          4.8           -           -        13.8            -         5.4
                                    -------     -------      -------     -------     -------     -------      -------     -------
          Total operating
            expenses .............     37.6        43.2         53.3        53.0        45.6        53.8         35.9        45.8
                                    -------     -------      -------     -------     -------     -------      -------     -------
Operating income (loss)...........     17.2         4.7        (10.9)       (2.3)        5.4        (0.4)        16.4         7.5
Other income, net.................      0.2         1.7          2.6         3.6         2.2         1.9          1.2         2.6
                                    -------     -------      -------     -------     -------     -------      -------     -------

Income (loss) before income taxes
    and minority interest.........     17.4         6.4         (8.3)        1.3         7.6         1.5         17.6        10.1
Income taxes......................      6.3         3.0         (1.6)        1.1         3.6         3.0          5.6         3.5
                                    -------     -------      -------     -------     -------     -------      -------     -------
Income (loss) before
   minority interest..............     11.1         3.4         (6.7)        0.2         4.0        (1.5)        12.0         6.6
Minority interest.................     (0.1)       (0.0)        (0.0)       (0.1)        0.0        (0.2)        (0.2)       (0.1)
                                    -------     -------      -------     -------     -------     -------      -------     -------
Net income (loss).................     11.0%        3.4%        (6.7)%       0.1%        4.0%       (1.7)%       11.8%        6.5%
                                    =======     =======      =======     =======     =======     =======    =========   =========

-----------------------------
(1) Includes $2.3 million for severance for several former executives within ATMI Materials and ATMI Technologies.

Our quarterly results have varied significantly and are likely to continue to vary significantly due to a number of factors including the general demand for semiconductors, the cyclical nature of the semiconductor manufacturing equipment market, our product mix, our success in developing, introducing and shipping new products, competition, the timing of significant orders from, and shipments to, customers, the timing and market acceptance of new products, seasonality of sales and the effect of various non-recurring expenses.

Liquidity and Capital Resources

     To date, we have financed our activities through cash from operations, the sale of equity, external research and development funding and various lease and debt instruments. Our working capital increased to $121.2 million at December 31, 1999 from $103.9 million at December 31, 1998 and $48.9 million at December 31, 1997.

     Net cash provided by operations was approximately $13.1 million during 1999, resulting primarily from improvements in working capital, as compared to cash provided from operations of $13.3 million during 1998. The cash flow from operations for 1999 related primarily to net income adjusted for non-cash charges partially offset by the increase in working capital items, primarily accounts receivable. In addition, the $9.9 million of merger costs and related expenses, expensed in 1999, reduced the cash generated from operations by approximately $4.3 million, as $4.4 million were non-cash charges and approximately $1.2 million remained unpaid at December 31, 1999. The improvement in working capital for 1999 was primarily caused by a decrease in other assets and increases in accounts payable, accrued expenses and other liabilities. The $1.7 million of merger costs and related expenses, expensed in the third quarter of 1998, reduced the cash generated from operations by approximately $1.1 million, as approximately $0.6 million remained unpaid at December 31, 1998. Net cash provided by operations in 1997 was approximately $4.1 million. Additionally, the $9.0 million of merger costs and related expenses, expensed in the fourth quarter of 1997, reduced the cash generated from operations by approximately $7.0 million, as approximately $2.0 million remained unpaid at December 31, 1997.

     Our investing activities included capital expenditures of $10.2 million, $15.0 million, and $9.1 million in the years 1999, 1998 and 1997, respectively. The 1999 expenditures were made primarily to support the growth experienced at several of our manufacturing facilities. The 1998 expenditures primarily related to installation of additional manufacturing capacity in Danbury, Connecticut, San Jose, California and our two Texas facilities. The 1997 expenditures included both the installation of SDS manufacturing capacity in the Danbury, Connecticut facility and an increase in epitaxial capacity in Epitronics' Arizona facilities.

     Among other investing activities, in 1998 we invested approximately $47.9 million raised primarily from a public offering of our common stock into marketable securities for future working capital requirements and potential merger and acquisition activities. In July 1997, prior to our acquisition of MST, it used $5.6 million to purchase four businesses. In addition, we sold $0.8 million in marketable securities in 1997.

     Our financing activities included a March 1998 registered underwritten public offering of 5,428,000 shares of our common stock. Of such shares, we sold 2,257,000 shares and certain of our stockholders sold 3,171,000 shares. We received net proceeds from the offering of approximately $62.4 million.

     At December 31, 1999, we financed a significant portion of our capital equipment purchases, particularly the silicon epitaxial capacity, through capital leases with about $3.8 million of capital lease obligations outstanding. During 1999 and 1998, we made payments on capital leases of approximately $2.5 million and $2.8 million, respectively. Financial institutions also provided collateral-based loans for other equipment purchases. In 1999, we made $9.1 million of note payments and during 1998, we made payments on notes of approximately $6.7 million, with the most significant payment being the retirement of a mortgage on the Mesa, Arizona Epitronics facility. Our NOW business has an industrial revenue bond arrangement outstanding in the amount of $2.3 million, which was used for equipment and improvements at its manufacturing facility and corporate office. At December 31, 1999, $13.2 million of loans, bonds and financing remained outstanding. Our management believes that our debt service obligations can be adequately satisfied by cash flows from operations.

     We believe that our existing cash balances, marketable securities, existing sources of liquidity and anticipated funds from operations will satisfy our projected working capital and other cash requirements through at least the end of 2000. However, we also believe the level of financing resources available to us is an important competitive factor in our industry and we may seek additional capital prior to the end of that period. Additionally, we consider, on a continuing basis, potential acquisitions of technologies and businesses complementary to our current business. There are no present agreements with respect to any such acquisitions. However, any such transactions may affect our future capital needs.

Year 2000 Compliance

     We formed an internal compliance team to evaluate our internal information technology infrastructure and application systems and other non-IT infrastructure systems to determine whether such systems would operate correctly with regard to the import, export and processing of date information, including correct handling of leap years, in connection with the change in the calendar year from 1999 to 2000, and to evaluate the Year 2000 issue with respect to the systems of third party partners and suppliers with which we have a material relationship.

     We completed an inventory analysis and risk assessment. As previously planned and budgeted, we upgraded our core IT Systems to incorporate additional desired features and functionality including Year 2000 compliant operators. We completed the necessary upgrades to make the recently acquired businesses Year 2000 compliant by December 31, 1999. In connection with such upgrades, we expect that our core IT Systems are Year 2000 compliant, and no significant issues have arisen to date from the calendar change to January 2000. We do not expect that any additional costs of addressing the Year 2000 issue will have a material adverse impact on our financial position and results of operations or cash flows.

     We also completed a non-IT system inventory analysis and risk assessment. As a result of the analysis, no remediation actions were required in order to be Year 2000 compliant. We believe the number of non-IT systems is relatively small and, therefore, do not expect that any additional costs of addressing the Year 2000 issue for these systems will have a material adverse impact on our operations or our financial position, results of operations or cash flows.

     We completed a third party inventory and risk assessment and verified material Year 2000 compliance of these systems by December 31, 1999. We believe the number of material third party systems is relatively small. However, until Year 2000 compliance of all third party systems if ascertained, the risk to our operations and any additional costs relating to these systems is unknown. We believe that any problems that might arise would involve third party systems rather than our internal systems. We believe that majority of the risks associated with Year 2000 non-compliance have been averted as the calendar turned. Any further risk might be the partial shutdown of a supplier or strategic partner and its inability to provide supplies and services to us on a timely basis. We developed a contingency plan addressing potential issues, ensuring that adequate levels of critical supplies used in our manufacturing processes were on hand at the end of 1999.

     We tested our products for Year 2000 compliance and determined that all of our products currently available for sale have either successfully passed Year 2000 compliance testing or are not subject to Year 2000 compliance because such products do not import, export or process date information in any manner.

     We incurred approximately $600,000 relating to inventory analysis and risk assessment of potential Year 2000 difficulties. The funds to cover the costs incurred were derived from general operations. The costs primarily related to desktop compliance and standardization to Year 2000 compliance. These Year 2000 expenditures were within our planned organizational budgets and included the costs of reviewing key operating systems. No IT Systems projects were deferred because of problems associated with the Year 2000 Issue.

Operations Outside the United States

     For the years ended December 31, 1999, 1998 and 1997, export sales outside the United States, including Asia and Europe, accounted for 39.0%, 31.9%, and 30.0%, respectively, of our revenues. We anticipate that our sales outside the United States will continue to account for a significant percentage of our revenues. The November 1999 acquisitions of MST and Newform have increased our European operations. In addition, we have a wholly-owned subsidiary in Taiwan where we sell and service several of our product lines. We also have a wholly-owned subsidiary in South Korea that manufactures and markets environmental abatement equipment in South Korea and a joint venture agreement with K.C. Tech pursuant to which we have a 70.0% interest in ADCS-Korea, a South Korean chusik hoesa, which manufactures, sells and distributes thin film materials to the semiconductor and related industries in South Korea.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

     As of December 31, 1999, our cash included money market securities and commercial paper. Due to the short duration of our investment portfolio, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio, therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio.

Foreign Currency Exchange Risk

     A substantial portion of our sales are denominated in U.S. dollars and, as a result, we have relatively little exposure to foreign currency exchange risk with respect to sales made. This exposure may change over time as business practices evolve and could have a material adverse impact on our financial results in the future. We do not use forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. The effect of an immediate 10% change in exchange rates would not have a material impact on our future operating results or cash flows.

                                    BUSINESS

     Market data used throughout this prospectus were obtained from internal surveys and from industry publications, including information generated by Dataquest Inc. and the Semiconductor Industry Association. We have not independently verified such information. This information was not commissioned by, or prepared at the request of, us or any of our affiliates. Similarly, internal surveys, while believed to be reliable, have not been verified by an independent source.

     We are a leading supplier of materials, equipment and related services used worldwide in the manufacture of semiconductor devices. We specifically target the "front-end" semiconductor materials market. This market includes the processes used to convert a bare silicon wafer into a fully functional wafer that contains many copies of a semiconductor device or "chip". To complete the manufacturing process, this functional wafer is taken through a "back-end" manufacturing process that includes wafer dicing into chips, packaging and testing. Our customers include most of the leading semiconductor manufacturers in the world, including Intel, Taiwan Semiconductor, Hyundai, Texas Instruments and IBM.

     We have further refined our market focus to target only specialty materials used in front-end semiconductor manufacture. These specialty materials are used in eight key process steps that are used repetitively to add functionality to a silicon wafer. In recent years, the semiconductor industry has grown worldwide and front-end manufacturing processes have become increasingly complex, resulting in rapidly changing requirements for semiconductor materials. We have capitalized on the growth of the semiconductor industry in general, and front-end processing in particular, through:

     . a comprehensive research and development program that has provided a stream of proprietary and patented products for this market;

     . a strategy of delivering a complete materials solution to our customers including materials, packaging, delivery systems, sensing and abatement; and

     . an aggressive mergers and acquisitions effort that has allowed us to more rapidly move towards one-stop purchasing for our customers.

     We have organized our operations along two business segments: ATMI Materials and ATMI Technologies. ATMI Materials provides:

     .   a broad range of ultrahigh-purity semiconductor materials; and

     .   semiconductor materials packaging and delivery systems.

ATMI Technologies provides:

     . sensors for the workplace and environment that detect materials as they move through the workplace;

     .   point-of-use environmental equipment that abates materials; and

     . specialty thin film deposition services that provide coated wafers directly to our customers.

We also conduct our venture activities and our government funded research and development activities through ATMI Technologies.

     Our business has evolved to consist of an equal mix of consumables and services that track wafer starts, or the number of silicon wafers processed into fully functional semiconductor devices, and equipment purchases, which generally track the expansion of industry capacity. Consequently, we believe that our overall business is less volatile than that of a typical semiconductor capital equipment supplier. ATMI Materials and ATMI Technologies accounted for approximately 49% and 51%, respectively, of our revenues in 1999, and approximately 43% and 57%, respectively, of our revenues in both 1998 and 1997.

     Over the last five years, we have achieved a leadership position by providing a more complete line of products than our competitors through innovation and acquisitions. We plan to continue our growth through product line expansion in each of our existing market segments and to leverage our core technology to create new high growth businesses.

Semiconductor Industry Background

     The semiconductor industry has grown in recent years as the use of semiconductor devices has proliferated in a wide variety of consumer and industrial products, especially in computing, networking and communications equipment. According to the Semiconductor Industry Association, the semiconductor industry achieved worldwide sales in 1999 of $149 billion and is estimated to achieve worldwide sales of over $200 billion in 2001. This increase in demand for semiconductor devices has been fueled by the ability of semiconductor manufacturers to deliver products with:

     .   consistently enhanced performance characteristics and functionality;

     .   improved reliability;

     .   increased memory capacity; and

     .   reduced size, weight, power consumption and cost.

These advances have been made possible by innovations in the fabrication processes, equipment and the materials used in manufacturing advanced semiconductor devices. At the same time, as the construction and management of fabrication facilities has become more complex, semiconductor manufacturers have sought to streamline their supplier relationships and reduce the number of suppliers upon which they rely. In turn, this has driven significant consolidation among the providers of semiconductor capital equipment and materials and materials delivery systems.

     Semiconductor devices are manufactured by repeating a complex series of process steps on a wafer substrate, usually made of silicon. The primary process steps include various kinds of materials deposition (physical vapor deposition, chemical vapor deposition, electrochemical deposition, ion implant and spin-on), etch, wafer preparation (chemical mechanical polishing) and patterning (photolithography).

     During deposition processes, several layers of conducting, semiconducting or insulating thin films are formed on a wafer. Precise and reliable control of the deposition of these films is vital to the ultimate performance of an individual device.

     The most mature processes for thin film deposition and modification are physical vapor deposition, also known as PVD or sputtering, ion implantation and spin-on deposition. In PVD, which is used primarily for the deposition of conducting or metal layers, a high energy beam is directed at a high purity metal target which in turn causes the displacement of metal atoms that are showered over the wafer coating it with a thin metallic film. Ion implantation is a gas based process used principally to modify (or dope) semiconducting layers with a high energy beam of material that is "implanted" into an existing thin film. In spin-on deposition, a spinning wafer is treated with a solution of materials and solvent. The solvent is vaporized leaving the material in place which is usually further heat treated to form the desired thin film.

     Chemical vapor deposition, or CVD, is a newer process used in the deposition of semiconducting and insulating thin films. In the CVD process, wafers are placed in a sophisticated reaction chamber, and a specially designed gas or vaporized liquid material is introduced. Simultaneously, a form of energy, such as heat or plasma, is added to the reactor to cause the decomposition of the material being introduced. As a result of this decomposition, a thin film of material is deposited on the surface of the wafer. The advantages of CVD over PVD based processes include:

     .   the relative thinness of the films applied to the wafer;

     . conformality (ability to coat evenly, especially in holes and trenches designed into the device);

     .   purity; and

     .   the ability to coat large areas.

These advantages have led to rapid growth in sales of reactors and related CVD process consumables and equipment. Consumables and related equipment include the raw materials used in the CVD process and the delivery systems required to transport the materials around a semiconductor plant and to a reactor.

     An even more recently developed process called electrochemical deposition, or ECD, is now growing rapidly as a result of the industry's desire to use copper as the conducting layer in certain devices. In ECD, the wafer is submerged in a bath of copper electroplating solution which, when appropriately charged, deposits a thin film of copper on the wafer.

     Etch is a process that selectively erodes away certain thin film materials. It is carried out either "dry" with corrosive gases or "wet" with energized liquids. Chemical mechanical polishing, or CMP, is used to prepare a wafer for photolithography. As wafers are processed, thin film thicknesses inevitably vary across the surface of the wafer. Due to the fine line widths used in photolithography, present day wafers need to be perfectly flat. CMP flattens the processed wafer by polishing the wafer using a mechanical polishing pad and a slurry, which is an abrasive solution containing solid materials and chemicals which selectively erodes away the appropriate excess materials.

     Photolithography is the process whereby patterns are developed on the wafer surface. The process is begun by spinning a photosensitive material called a "photoresist" or "resist" onto the wafer surface and shining light through a patterned photomask to selectively harden the resist. The resist is then developed by stripping or otherwise removing excess resist material and allowing for the fabrication of the wafer's circuitry.

Materials and Delivery Systems

     The market for semiconductor thin film materials has expanded with the growth of the market for semiconductor devices. The design of new thin film deposition materials and equipment to transport these materials around a semiconductor plant has experienced ongoing innovation. This innovation has been driven by the demand for expanding semiconductor device capabilities and corresponding decreases in circuit dimensions. Safe and effective thin film deposition requires dedicated systems designed to deliver and vaporize precursor materials for deposition in reactors without contamination or inadvertent release of toxic gases.

     Because thin film materials are consumables, the market for these materials and delivery systems generally tracks wafer starts, as opposed to the market for equipment, which generally tracks investment in new plants. The thin film materials market is also segmented into a wide variety of material types and forms. For example, many thin film precursors are now sold as pressurized gases, which allows for easy transport around a typical semiconductor manufacturing plant. However, many of these gases are toxic and/or hazardous, leading to the development of safer alternatives including the use of liquid or solid materials and the adoption of gas handling technologies and delivery systems that minimize the danger of a catastrophic release of toxic gas. We estimate that the total annual market in 1999 for specialty thin film deposition, etch, CMP, photolithography materials and delivery systems exceeded $3 billion.

     Materials Packaging. Semiconductor materials have exceptional purity requirements due to the extremely low tolerances for impurities and particulates in semiconductor processing. Gases are in a form whereby particulates can be readily managed. Liquids and solids, however, require special packaging to minimize exposure to air and particulates.

     Materials Sensing and Monitoring. Semiconductor gases pose unique toxicity and environmental difficulties. As a result, the need for devices to sense and warn personnel of leaks or possible catastrophic releases of these gases is compelling. To that end, a market for toxic gas sensing devices and systems has grown up in tandem with the semiconductor industry. Semiconductor fabs are now outfitted with a high level of sensing technology to protect the workplace and the environment. Furthermore, this technology is being integrated with factory operations to prevent and/or minimize damage or productivity of the plant and its personnel. We believe the market for this type of materials sensing equipment exceeded $150 million in 1999.

     Sensors are also required to monitor materials purity and concentration. The ability to integrate sensors to control processing equipment is also critical to the productivity of the high capital intensive semiconductor fabs. So-called "in-process sensing" is growing rapidly with the increasing complexity of semiconductor processing.

Environmental Equipment

     The use of gas and vapor based processes has led to the development of environmental equipment designed to abate gaseous effluent. For example, less than 40% of the materials entering a CVD reactor are deposited as a thin film. The remainder of the source materials, and certain by-products, constitute an effluent stream containing toxic and hazardous material that must be abated to meet increasingly strict worldwide environmental, safety and health regulations. Traditionally, abatement has been accomplished by the use of "whole plant" environmental systems, which aggregate the effluents from an entire facility. However, variations in the processes used and the drive for increased productivity have led to the growth of point-of-use environmental systems in which a single environmental unit is attached to a single reactor. This approach provides for superior abatement because the system can be tuned to the unique hazards of a particular effluent stream. In addition, point-of-use environmental systems can improve plant productivity by reducing downtime associated with servicing environmental systems. We believe the market for this type of point-of-use environmental equipment exceeded $200 million in 1999.

Deposition Services

     The demand for higher performance integrated circuits and discrete semiconductor devices has driven the use of epitaxial wafers in a wide variety of applications. Epitaxial, or "epi", wafers are wafers on which CVD thin films have been deposited. A merchant market for epitaxial wafers, primarily silicon epitaxial wafers, has in recent years developed due to the high degree of expertise and significant capital expenditures required by epitaxy. According to Dataquest Inc. this market was $2.0 billion in 1998. This market is subdivided into "generic" wafers for high volume applications such as dynamic random access memory, or DRAM, and "specialty" wafers for use in applications such as automotive electronics and sensors, silicon-based low power telecommunications circuits, analog power controls and robust application-specific integrated circuits. We believe that specialty epi products accounted for approximately 15% of the total epi wafer market or

$300 million in 1998 and will constitute a significant portion of the overall growth of the merchant market for epitaxial wafers.

     The continued drive for improved device performance and new applications for integrated circuits has led to the development and commercialization of alternative semiconductor technologies. A newer generation of devices has emerged that uses epitaxial wafers made of III-V and wide bandgap materials, as opposed to silicon, to achieve this improved performance. III-V semiconductors, including gallium arsenide and indium phosphide, are finding increasing use in wireless communication devices where high frequency performance is critical, in optoelectronic devices where the electronic structure of the III-V semiconductors allows energy-efficient light generation and in solar cells for satellite applications where efficient generation of electricity is critical. Wide bandgap semiconductors, such as silicon carbide and gallium nitride, offer advantages in high power, optoelectronic and high temperature devices. We believe the market for all wide bandgap materials for both electronic and optoelectronic applications was $9.0 billion in 1999.

ATMI's Strategy

     Our objective is to establish and enhance leadership positions in each of the market segments we serve. Our strategy consists of the following key elements:

     . We target high growth, high margin specialty markets that use our core materials technologies and require products that are consumed in the production process.

     . We seek to provide full market-basket solutions, or "one-stop shopping", through innovation and acquisitions in each of our target markets to help our customers streamline supplier relationships.

     . We provide added value through advanced packaging and dispensing systems designed to meet the demands of users for greater levels of purity, productivity, safety and environmental responsiveness.

     . We leverage our technology leadership by investing extensively in developing proprietary and patented materials and materials handling technology which we use to commercialize new products to meet customer requirements.

     . We form strategic alliances, including joint development programs and collaborative marketing efforts, to accelerate the introduction of our products into markets that have manufacturing and/or distribution barriers.

Businesses and Products

     We conduct our operations through two primary business segments: ATMI Materials and ATMI Technologies.

ATMI Materials

     We believe ATMI Materials is one of the fastest growing suppliers of ultrahigh purity semiconductor materials and related packaging and delivery systems to the semiconductor industry. We have taken advantage of the changes in the market for materials and delivery systems by:

     .   developing   and   commercializing   a  wide   range   of   "front-end"
         semiconductor materials;

     . commercializing innovative bulk delivery systems which automatically deliver materials of the highest purity and consistency to a process;

     . developing innovative packaging systems that allow for the introduction of low volatility liquids and solids to semiconductor processes;

     . developing and commercializing patented low-pressure gas delivery systems for safe handling and delivery of toxic and hazardous gases to semiconductor process equipment; and

     . developing manufacturing processes to meet the critical purity and integrity requirements of the microelectronics industry.

     In meeting the needs of our customers, which include semiconductor device manufacturers, chemical suppliers and OEMs located throughout the world, and anticipating their future requirements, we seek:

     . to offer the most complete line of consumable and delivery and packaging system products;

     .   to offer the most consistent, highest purity materials available;

     .   to offer the most reliable, innovative equipment products;

     . to improve the level of customer service, technical support and response offered and to remain cost-effective to our customers;

     . to meet customer needs for statistical quality and process control and dock-to-stock programs; and

     . to continue to meet the industry's needs for advanced materials required for future generation devices.

     Products and Services. ATMI Materials has four primary product lines, which consist of liquid materials, liquid delivery systems, gas delivery systems and advanced packaging and dispensing systems. ATMI Materials also provides services relating to each of these product lines.

     Liquid Materials. We produce a broad range of materials that are used in making semiconductor devices. In addition to the widely used CVD precursors such as TEOS and related dopants, we also sell thin film materials used in other semiconductor manufacturing processes, including phosphorous and boron halides used for doping by diffusion processing. We also manufacture and sell source reagents that allow CVD of advanced materials, including titanium nitride, platinum, copper, tantalum oxide, lead zirconate titanate, strontium bismuth tantalate and barium strontium titanate thin films.

     All of these thin films must be of very high purity in order to function properly within the device, particularly with respect to unwanted metallic contamination. We believe that our cleaning and container technology produces the most consistent, highest purity chemicals in the industry and ensures their quality as delivered into the reactor.

     We also produce a wide range of liquid products for photoresist stripping, edge bead removal, developing and cleaning. In addition, we recently entered the rapidly growing market for CMP slurries. We now provide high performance oxide polishing slurries, and we expect to introduce advanced metal slurries.

     Liquid Delivery Systems. We design, manufacture and sell proprietary continuous refill and delivery systems. These systems are designed to deliver ultrahigh-purity thin film materials to the CVD reactors under the desired physical conditions. Our delivery systems include stainless steel ampules, stainless steel MINIBULK canisters, stainless steel SKINNIBULK canisters, quartz bubblers, bulk chemical delivery cabinets, level sensing systems, manual and continuous refill systems and other application-specific equipment.

     We believe that our continuous refill systems enhance the performance of the process tools they support by eliminating process downtime resulting from canister changes. Typically, process tools must cease operation when canister changes are made to replenish source material. Our bulk refill systems allow continuous delivery of source material. In addition to the elimination of the downtime associated with canister changes, this configuration also minimizes the atmospheric and moisture contamination that can occur during these change-outs.

     Gas Delivery Systems (the SDS or Safe Delivery System). Our patented SDS product line uses a standard gas cylinder containing an adsorbent material. The cylinder is filled with gas under conditions such that the gas is adsorbed onto the material, and the SDS cylinder is at sub-atmospheric pressure, minimizing any potential leak of hazardous gas and allowing more gas to be introduced into the cylinder than would be possible under traditional high pressure conditions. Consequently, material delivery via SDS is safer and provides significantly higher rates of productivity than traditional methods. Since most semiconductor processes operate at reduced pressure and the gas can be desorbed or released from the SDS under vacuum, it can be installed and operated like a conventional high-pressure gas cylinder. These advantages have led major chip manufacturers to adopt this technology.

     To date, we have introduced products using the SDS technology to deliver several gases, including arsine, phosphine, boron trifluoride, silicon tetrafluoride and germanium tetrafluoride. Each is used to "dope" silicon wafers using ion implant processes. All of these SDS products are available in different size cylinders, and some have different adsorbents that allow for additional gas capacity within a cylinder. These products are manufactured by us, and for us by Matheson Gas Products, our exclusive distributor for SDS used in ion implant applications.

     We also believe that significant markets for SDS exist outside ion implant. We are now commercializing SDS for CVD applications. We have also undertaken extensive development efforts to identify new markets and products for the SDS technology. We believe that certain etch gases used in the semiconductor industry and certain gases normally delivered in bulk within the semiconductor industry are possible candidates for the SDS process.

     Advanced Packaging and Delivery Systems. We manufacture three different types of NOWPak container assemblies: "Bag-in-a-Bottle"; "Bag-in-a-Can"; and "Bag-in-a-Drum". Each features a pre-cleaned collapsible inner liner, or "bag", inside a rugged, high-density polyethylene or stainless steel overpack. The standard liner film is made of polytetrafluoroethylene which allows virtually all chemicals to be delivered to the manufacturing process in an unaltered state. The empty inner liner is easily removed for waste consolidation, and the outer shell is recyclable or returnable for insertion of a new replacement liner.

     The largest market for NOWPak's packaging is materials for photoresists. These materials are typically packaged in one liter through ten liter Bag-in-a-Bottle containers. The NOWPak's market applications for photoresists used in the manufacture of active matrix flat panel displays as well as for the pharmaceutical, biotech and laboratory markets are typically in 18-20 liter Bag-in-a-Bottle and Bag-in-a-Can containers. Additionally, applications have recently expanded beyond photolithography chemicals in the semiconductor niche to include ancillary chemicals, CMP slurries and process chemicals for which the new 200 liter Bag-in-a-Drum is well suited.

     We also produce packages for high purity solids under the Newform brand name. We make high-purity flexible Ultra Clean packaging for the semiconductor and pharmaceutical industries. With our Newform products, we package critical solids-sputter targets, wafer and disc shippers, cleanroom parts and container overwraps. With the NOWPak liquid packaging system and Newform solids packaging, we are addressing all facets of critical packaging for the microelectronics market.

ATMI Technologies

     We have taken advantage of our expertise in semiconductor materials technology to build a comprehensive product portfolio around this core technology. Effectively, ATMI Materials' business ends with the delivery of a specialty material to a semiconductor industry process tool. Through its common core technical understanding of these materials, ATMI Technologies delivers products and services that allow its customers to manage materials flow through the remainder of the semiconductor factory. ATMI Technologies addresses its customers' needs by providing:

     .   sensing products that protect both the workplace and the environment;

     . monitoring products for certain processes that ensure the quality of the thin film product being produced;

     . a full range of abatement products that remove potential environmental threats from the process exhaust stream; and

     . specialty thin film deposition services for those customers who do not desire to perform this operation within their own facilities.

As a result of this strategy, we believe ATMI Technologies is the leading supplier of sensing products, point-of-use abatement systems and specialty epitaxial deposition services to the worldwide semiconductor industry. ATMI Technologies also manages our ventures portfolio, which includes the Emosyn smart card device product line and our optoelectronic materials activities, until these ventures mature to market critical mass.

     Products and Services. ATMI Technologies includes three primary product lines and services, which consist of sensing products, point-of-use semiconductor environmental equipment and deposition services.

     Sensing Products. We provide life safety systems to the semiconductor industry. Because the gases used in semiconductor manufacturing are so toxic, manufacturers must install systems which protect employees from accidental releases. We believe that we are now the only company offering a range of technologies capable of detecting all of the gases used in semiconductor manufacturing. Combined with our worldwide systems integration capabilities, we are able to provide customers with a single contact for the design, installation, commissioning and sustaining service on complete life safety systems.

     Satellite series electrochemical sensors provide distributed sensors located at each point requiring gas detection. Electrochemical sensors provide cost effective and reliable detection of most gases used in semiconductor fabrication. This sensor's self-check feature and auto-calibration feature provide maximum reliability and ease of use and are the leading sensor technology for acid gases in a fab.

     ACM Air Composition Monitors allow the fab to determine the exact composition of any gas that is emitted in the fab. This system allows the fab to determine exactly the composition of unknown odors that fab personnel may detect. It also is the only known detection device in the industry that can measure NF3 without the need to decompose it into another species for detection.

     TGM Toxic Gas Monitors use molecular emissions spectroscopy to measure and speciate toxic gases. This system is the leading technology for sensing the very toxic hydride gases used to dope semiconductor films.

     H2M Hydrogen Monitors use a patented acoustical technology that measures the time of flight of hydrogen in a enclosed tube. We believe this system is the only system on the market that can detect hydrogen without interference from other gases such as hydrocarbons. As a result, we believe this system is the most reliable way to detect hydrogen.

     Semi-Chem Fluid Process Monitors are unique liquid sensing devices that use multiple liquid analysis technologies. These devices analyze the signals they receive with complex algorithms and measure the precise assay of materials that effect the overall yield of a device.

     We also provide a unique and high value added liquid chemical analysis and control tool. We believe that we are a market leader in the analysis and control of the active ingredients in CMP slurries. In addition, we believe that we are well positioned to provide leading technology to the semiconductor copper plating market through product development activities with industry leaders.

     Point-of-Use Semiconductor Environmental Equipment. We believe we are the only provider of point-of-use environmental equipment offering all of the key technologies for effluent gas abatement to the semiconductor industry: dry chemical; liquid; and active oxidation. As a result of this broad product line, we believe we are a global market leader in the manufacture and sale of point-of-use semiconductor effluent abatement equipment. Our strategy is to grow our market share through the continued development and acquisition of new semiconductor environmental products and services. We believe that this full line of semiconductor environmental products, coupled with a comprehensive service and sensing strategy, will allow for continued market penetration by this business.

     We have four primary environmental equipment product lines. Each of the four major point-of-use products has cost of ownership advantages for semiconductor customers in certain applications such as CVD, ion implant and etch.

     Novapure dry chemical scrubbers adsorb and concentrate hazardous effluent through the use of consumable resins at rates many times that of conventional effluent treatment methods. We believe that, through our patented adsorption materials, we are a market leader for point-of-use semiconductor effluent dry scrubbing throughout the world. This technology is typically used for ion implant applications, in conjunction with our SDS product line. It is also used for etch and certain CVD applications.

     Vector wet scrubbers are designed for cost effective removal of acidic and high particulate bearing gases commonly used in the wafer fabrication process. Vector scrubbers recirculate scrubbing water, minimizing overall water use, and are effective in removing high particulate effluent and, with its optional air-oxidation inlet, pyrophoric gases. The Vector scrubber is typically used in CVD and etch applications. It is the leading treatment system for multi-wafer chamber CVD tools.

     Guardian active oxidation scrubbers treat a variety of combustible materials used in semiconductor processing. The Guardian product line is designed for high reliability and very high flow rates of combustible gases typically used in CVD and flat panel display applications.

     Delatech CDO oxidation and water treatment scrubbers use a combination of thermal oxidation and wet scrubbing to treat solid particulate and acid gas applications in a single unit. This system can also be used to treat PFCs (perfluorinated compounds believed to be responsible for global warming). This system is the industry's leading treatment solution for single wafer chamber CVD tools.

     Deposition Services. In addition to deposition on patterned wafers, CVD thin film processes are used to prepare bare wafers prior to the fabrication of integrated circuits to provide the wafer surfaces with the desired uniformity of electrical and physical properties. Such CVD thin film deposition is referred to as epitaxial deposition, and these wafers when processed are referred to as epitaxial, or "epi", wafers. The complexity, sensitivity, and capital intensive nature of the CVD processes used for epitaxy have created a market for epitaxial thin film deposition services, or contract manufacture of epi wafers using CVD processes.

     ATMI Technologies operates a service business providing specialty epitaxial deposition services for silicon, III-V and wide bandgap wafers. Desired electrical and physical properties of the epitaxial layers are specified by the customer and developed in collaboration with us. The properties of the epitaxial layers are selected to maximize the performance of the customer's integrated circuit or device while maximizing yield and minimizing cost. Our fundamental competitive advantages include the manufacture of high quality epitaxial layers with high yield. In addition, we differentiate ourselves by offering quality epitaxial deposition services with fast turnaround and in flexible volumes.

     We believe that we are the only provider offering CVD thin film deposition services for each of the key materials used in semiconductor devices today, and that we are now a world leader in specialty epitaxial deposition services. Our strategy is to maximize market share through the continued development and acquisition of new semiconductor thin film products and services. A key element of the business strategy is to work with the customer in the early stages of product development to ensure that proven epitaxial processes are in place when the decision is made to expand into manufacturing.

     We provide commercial epitaxial deposition services for silicon and III-V materials. III-V epitaxial wafers are finding increasing use in wireless communications, satellites and optoelectronics for data and telecommunication markets. Epitaxial services for wide bandgap semiconductors and several new products in silicon and gallium arsenide are in development. We are currently engaged in several collaborations to develop wide bandgap epitaxial wafers for future optoelectronic, sensor and power device products. Furthermore, we are developing a silicon germanium epitaxial process for use in silicon-based heterojunction devices for high speed communication and computation integrated circuits and a ultrathin silicon on sapphire process for use in high frequency, low power applications. We are also continuing development of epitaxial structures for gallium arsenide-based electronics devices including heterojunction bipolar transistors and high electron mobility transistors in collaboration with our customers.

     Ventures. We also maintain an active in-house venture program. The primary goal of this program is to develop next-generation semiconductor materials technology that is beyond the product development scope of our existing core businesses. The research and development funding that we apply to this program is enhanced through federal government contract or partner funding in nearly all cases.

     Smart Card Device Venture. We are currently developing and commercializing integrated circuits for use in smart cards. Smart cards are credit card-like devices that operate through a chip on the card as opposed to the more familiar magnetic strip. The smart card is read through insertion into a "reader" that clamps down on the device and simultaneously powers it up and performs a multitude of operations. The smart card market is growing rapidly, especially in Europe, in the mobile phone, health care and transportation industries. Long term, we expect that smart cards will see wide use in secure internet transactions.

     We entered this market to leverage certain proprietary advanced non-volatile materials technology. To facilitate the development of these integrated circuits, we have entered into a strategic alliance with a subsidiary of SMH Swatch, the largest watch maker in Switzerland, to design, develop, manufacture and distribute these products. In November 1998, we also entered into a strategic alliance with Xicor, Inc. that gives us the right to become Xicor's exclusive sales channel for Xicor integrated circuit products targeting smart card applications. We also hold an option to purchase this product line beginning in 2001.

     Our first smart card products are targeted at the fast-growing market for micro-controller-based smart card IC's. The combination of our expertise in non-volatile memory technology with SMH Swatch's expertise in ultra-low power and radio frequency technology has enabled the launch of a device called "Theseus" which provides high density, speed, power and memory partitioning. Our approach to memory technology design provides a smart card solution that significantly reduces the major problem of time-to-market for the card manufacturers with no increase in device size. We are now working to specify our products with smart card manufacturers, and in the fourth quarter of 1999, we shipped our first commercial product.

     Other Venture Activities - Optomaterials. We have oriented much of our effort in the ventures program area towards the development of optoelectronic materials, especially gallium nitride. We believe that our unique technology in this area, in both substrate and epi layer manufacture, will allow us to enter new rapidly growing markets as either a supplier of these materials or as a partner in the development of advanced optoelectronic devices such as blue laser diodes and high performance light emitting diodes.

Customers, Sales and Marketing

     We sell and distribute our products worldwide, both directly and through manufacturers' representatives. Many of our customers have relationships with more than one of our segments or are acting as collaborators on our development programs.

     We distribute our materials and delivery system products to end-use customers, chemical suppliers and equipment suppliers through our direct sales force in North America, Europe and Taiwan, and through regional manufacturing representatives in other parts of Asia. Additionally, our equipment product lines are marketed and sold to semiconductor equipment OEMs, who in turn resell to end users. NOWPak containers are generally sold to chemical suppliers. The chemical companies then sell their high purity chemicals in NOWPak containers at the request of end-users. Newform packaging products have historically been sold directly to semiconductor and pharmaceutical companies, predominately in Europe. We sell our SDS product into the ion implant market through an exclusive distribution agreement with Matheson.

     The businesses within ATMI Technologies distribute products both directly and through various manufacturing representatives.

     We distribute our point-of-use environmental equipment and life safety monitoring equipment through manufacturers' representatives throughout the world. Direct sales personnel serve as regional managers who coordinate the representatives' activity within their respective regions. Additionally, we market environmental equipment product lines directly to semiconductor end-user facility managers to provide full-fab environmental and monitoring solutions as well as installation and on-going service.

     We market and sell our thin film deposition services and epitaxial wafers primarily on a direct basis. In particular, silicon epi wafers and services are sold directly throughout the world. Wide bandgap and III-V epitaxial wafers are sold directly in North America and through distributors and agents in Europe and Asia.

     Substantially all of our sales are to customers in the worldwide semiconductor industry. Our results of operations, therefore, are materially dependent upon economic and business conditions in the semiconductor industry. The semiconductor industry has historically experienced significant growth; however, periods of reduced semiconductor unit demand and manufacturing overcapacity could result in significantly reduced demand for semiconductor materials, capital equipment and wafer processing services.

Manufacturing

     The following table summarizes the location, products and size of our various manufacturing facilities as of December 31, 1999.


    ------------------- --------------------------- --------------------------- -----------------------------
                                 Location                    Products                  Square Footage
                        --------------------------- --------------------------- -----------------------------
                        Bloomington, MN             .   chemical containers               70,000
                                                        and dispensing systems
                        --------------------------- --------------------------- -----------------------------
                        Burnet, TX                  .   liquid materials                  30,000
                                                    .   delivery systems
                        --------------------------- --------------------------- -----------------------------
           ATMI         Carrollton, TX              .   liquid materials                  30,000
                                                    .   delivery systems
        Materials       --------------------------- --------------------------- -----------------------------
                        Danbury, CT                 .   liquid materials                  72,000
                        (Corporate Headquarters)    .   delivery systems

                                                    .   SDS
                        --------------------------- --------------------------- -----------------------------
                        Anseong, South Korea        .   liquid materials                   9,000
                        --------------------------- --------------------------- -----------------------------
                        Hoegaarden, Belgium         .   packaging products                30,000
    ------------------- --------------------------- --------------------------- -----------------------------
                        Buffalo Grove, IL           .   monitoring equipment              33,000
                        --------------------------- --------------------------- -----------------------------
                        Danbury, CT                 .   proprietary                       72,000
                        (Corporate                      adsorbents for gas
                        Headquarters)                   treatment products
                                                    .   wide bandgap
                                                        epitaxial wafers
                                                    .   high performance thin
                                                        films
                        --------------------------- --------------------------- -----------------------------
                        Mesa, AZ                    .   specialty silicon                 33,000
                                                        epitaxial wafers
                        --------------------------- --------------------------- -----------------------------
           ATMI         Napa, CA                    .   point-of-use                      40,000
                                                        environmental
       Technologies                                     equipment
                        --------------------------- --------------------------- -----------------------------
                        Phoenix, AZ                 .   III-V epitaxial wafers            15,000
                        --------------------------- --------------------------- -----------------------------
                        San Jose, CA                .   point-of-use                      45,000
                                                        environmental
                                                        equipment
                        --------------------------- --------------------------- -----------------------------
                        Bonn, Germany               .   monitoring equipment              12,000
                        --------------------------- --------------------------- -----------------------------
                        Munich, Germany             .   monitoring equipment              30,000
                        --------------------------- --------------------------- -----------------------------
                        Seoul, South Korea          .   point-of-use                       3,000
                                                        environmental
                                                        equipment
    ------------------- --------------------------- --------------------------- -----------------------------

Competition

ATMI Materials

     Our primary competitors in semiconductor materials in the United States are the Schumacher Division of Air Products Corporation and the Diffusion Systems Division of Arch Chemical (in CVD precursors) and the EKC division of ChemFirst Corporation and the ACT division of Ashland Chemical (in photolithography ancillaries). We compete with these companies outside of the United States and also with Yamanaka Hutech Corporation and Kojundo in Asia, and Merck in Europe. There are a number of other smaller participants in these markets.

     There are currently no direct competitors to our patented SDS product. Several companies, however, provide gases in high-pressure containers that compete with the process capability of SDS. There are numerous domestic and foreign companies that offer products that compete with our packaging and chemical dispensing system products. However, we believe that our ability to compete in the markets for containers and dispensing systems is dependent largely upon our patented NOWPak technology and our proven ability to continually enhance and improve our products and technologies.

ATMI Technologies

     Our competitors in effluent abatement include CS GmbH, Ebara, Japan Pionics, and the Edwards Division of British Oxygen Corporation. Our primary competitors in sensing products include MDA in the United States and Europe and Riken in Japan.

     We have different competitors in each of our primary deposition services areas. In silicon epi, we compete with Moore Technologies, Reaction Technologies and a number of specialty wafer manufacturers with their own epi capabilities. In some product areas, we compete with the major silicon wafer manufacturers including Wacker, Mitsubishi Silicon America and Sumitomo. In III-V epi, we compete with Kopin, Epitaxial Products International, Emcore and a number of other manufacturers.

     Our Emosyn business is evolving as a commercial presence in a very large smart card IC marketplace. Several large companies are also working to provide semiconductor devices into that marketplace, including Phillips, Atmel and Samsung.

Research and Development

     Our research and development expenses consist of personnel and other direct and indirect costs for internally funded project development. Our external funding is almost exclusively from various agencies of the federal government. We also participate in joint development efforts with certain semiconductor manufacturers and semiconductor equipment OEMs. Total sums expended for research and development for the years ended December 31, 1999, 1998 and 1997 were $23.1 million, $22.5 million and $22.2 million, respectively. Of those amounts, $4.7 million, $5.9 million and $7.9 million, respectively, were externally funded and are classified within cost of revenues on our consolidated financial statements, and $18.4 million, $16.6 million and $14.3 million, respectively, were internally funded expenditures and are classified as research and development expenses on our consolidated financial statements. Total research and development expenditures from internal and external funding represented 11.8%, 13.6% and 11.6% of our revenues in 1999, 1998 and 1997, respectively.

Strategic Alliances

     We form strategic alliances, including joint development programs and collaborative marketing efforts, to accelerate the introduction of our products into markets that have manufacturing and/or distribution barriers. These programs have led to significant technological advances, including the development of proprietary advanced materials and semiconductor manufacturing processes. Most of our strategic alliances are with leading semiconductor manufacturers or OEMs, such as IBM, Lucent Technologies, Micron Technology, Siemens and Texas Instruments, each of which has participated with us in advanced materials development programs. These programs enhance our core technology base, promote the introduction of targeted products and reduce our need to make research and development and capital expenditures.

Patents and Proprietary Rights

     We have made a significant investment in securing intellectual property protection for our technology and products. We protect our technology by, among other things, filing patent applications for technology considered important to the development of our business. We also rely upon trade secrets, unpatented know-how, continuing technological innovation and the aggressive pursuit of licensing opportunities to help develop and maintain our competitive position.

     As of February 24, 2000, we had been awarded 171 United States patents and had 164 United States patent applications pending. Foreign counterparts of certain of these applications have been filed, or may be filed at an appropriate time. We decide on a case-by-case basis whether, and in what countries, we will file counterparts of a United States patent application outside the United States. Our United States patents expire between 2006 and 2019. We also hold 20 United States registered trademarks. We are actively using all United States trademarks.

     Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology. Although we have been awarded, have filed applications for, or have been licensed under numerous patents in the United States and other countries, there can be no assurance concerning the degree of protection afforded by these patents or the likelihood that pending patents will be issued.

     We require all employees and most consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. All of our employees have entered into agreements providing for the assignment of rights to inventions made by them while employed by us.

Employees

     As of December 31, 1999, we employed a total of 902 individuals, including 355 in sales and administration, 462 in operations and 85 in research and development. Of these employees, 38 hold Ph.D. degrees and 21 hold other advanced degrees in electrical engineering, materials science, chemistry, physics or related fields. None of our employees are covered by collective bargaining agreements. We have not experienced any work stoppages, and consider our relations with our employees to be strong.

Legal Proceedings

     We have been notified by the Internal Revenue Service of an assessment of $2.1 million for certain tax matters related to our Advanced Delivery and Chemical Systems subsidiary. Although we believe that this assessment is without merit and we intend to vigorously defend our position on these tax matters, we cannot predict whether we will be successful in defending against the assessment or the amount of any final assessment against us.

     In December 1998, a former office employee (Cheryl Reed) of ADCS initiated a legal proceeding against ADCS and us in the District Court for the 33rd District in Burnet, Texas, alleging personal injuries to her minor child (then unborn) allegedly resulting from her exposure to various chemicals while employed by us. The plaintiffs have claimed damages of $25.0 million and unspecified exemplary damages. We have denied the plaintiffs' legal allegations and are vigorously defending this action. While we cannot predict the outcome of this proceeding at this time, we believe it is without merit.

     In addition, in the normal course of business, we are involved in various lawsuits and claims. Although we cannot determine the ultimate outcome of any of these legal proceedings at this time, management, including internal counsel, does not believe that the outcome of these proceedings, individually or in the aggregate, will have a material adverse effect on our financial position or overall trends in results of operations.

                                   MANAGEMENT

     The following table sets forth information about our directors and executive officers as of March 3, 2000.


Name                                        Age                       Position

Eugene G. Banucci, Ph.D......................56           President, Chief Executive Officer and
                                                          Chairman of the Board

Peter S. Kirlin, Ph.D........................39           Executive Vice President - ATMI
                                                          Technologies

Douglas S. Neugold...........................41           Executive Vice President - ATMI
                                                          Materials

Daniel P. Sharkey............................43           Vice President, Chief Financial Officer
                                                          and Treasurer

Mark A. Adley................................40           Director

Robert S. Hillas.............................51           Director

Kam Law, Ph.D................................46           Director

Stephen H. Mahle.............................54           Director

Stephen H. Siegele...........................40           Director


    Eugene G. Banucci, Ph.D., a founder of ATMI, has served as President, Chief Executive Officer and Chairman of the Board since 1986.

    Peter S. Kirlin, Ph.D. has served as Executive Vice President of ATMI Technologies since 1995. From 1991 to 1995, Dr. Kirlin served as Vice President of the Microelectronics division of ATMI and General Manager of the former NovaMOS division of ATMI. From 1988 to 1991, Dr. Kirlin served as Director of Superconductor Materials and Electronics for ATMI.

    Douglas A. Neugold has served as Executive Vice President of ATMI Materials since February 1999. In January 1998, Mr. Neugold joined ATMI as Vice President of the former NovaSource division and served as President of that division from July 1998 to February 1999. Previously, Mr. Neugold served in a variety of executive and managerial positions with the Electronic Materials Division of Johnson Matthey, a specialty chemicals company. From 1995 to 1997, he served as Vice President, and later as President of its Semiconductor Packages business, and from 1993 to 1995, he served as Director of Asian Operations.

    Daniel P. Sharkey has served as Chief Financial Officer since joining ATMI in 1990 and has served as Vice President and Treasurer since 1993.

    Mark A. Adley has served as a director of ATMI since 1991. Since 1996, Mr. Adley has been a Managing Director at Credit Suisse First Boston Corporation, an investment banking firm, where he was a Director from 1994 to 1996.

    Robert S. Hillas has served as a director of ATMI since 1987. Mr. Hillas has been the President, Chief Executive Officer and Chairman of the Board of Envirogen, Inc., an environmental systems and services company, since April 1998. From 1993 to April 1998, Mr. Hillas served as a Managing Director of E.M. Warburg, Pincus & Co. LLC, an asset management firm. Mr. Hillas is also a director of Transition Systems, Inc. and United States Filter Corporation.

    Kam Law, Ph.D. has served as a director of ATMI since April 1999. Dr. Law has been the Senior Vice President of Applied Komatsu Technology, a flat panel display manufacturing equipment supplier, since October 1998. From April 1998 to October 1998, Dr. Law served as General Manager of the Global Product Organization of AKT, and from 1997 to April 1998, he served as Executive Managing Director and General Manager - CVD Products at AKT. From 1994 to 1997, Dr. Law served as Senior Director of AKT.

    Stephen H. Mahle has served as a director of ATMI since 1996. Mr. Mahle has been Senior Vice President of Medtronic, Inc., a medical device manufacturer, and President of its cardiac rhythm management business since January 1998. From 1995 to 1998, he was President of the Brady Pacing Business, a division of Medtronic. From 1989 to 1995, Mr. Mahle served as Vice President and General Manager of the Brady Pacing Business.

   Stephen H. Siegele has served as a director of ATMI since October 1997. He served as Vice Chairman of ATMI's board of directors from February 1999 to December 1999 and served as President of ATMI's former ADCS division from October 1997 through December 1999. Mr. Siegele served as the President and Chief Executive Officer of ADCS from February 1994 until October 1997, when it was acquired by ATMI. From 1988 to 1994, Mr. Siegele served as Vice President of ADCS.

                              SELLING STOCKHOLDERS

    The following table sets forth information about the beneficial ownership of our common stock by each of the selling stockholders as of March 3, 2000. Each of the stockholders has sole voting and investment power over the shares of common stock shown as beneficially owned.

                                                           Shares Beneficially                     Shares Beneficially
                                                             Owned Prior to           Number            Owned After
                                                               Offering              of Shares           Offering
                                                         ---------------------         Being       --------------------
Selling Stockholder                                       Number       Percent        Offered       Number      Percent
-------------------                                      ---------    --------       ----------    ---------    -------
Stephen H. Siegele (1).............................      2,525,534      9.0%         1,295,712     1,229,822      4.2%

The Lawrence Family Trust, 1995 (2)................      1,400,922      5.0%           300,000     1,100,922      3.7%

RL Partners LLC....................................          4,764        *              4,288           476        *

------------------
 *   Less than 1%.

(1) Stephen H. Siegele has served as a director of ATMI since October 1997. He served as Vice Chairman of ATMI's board of directors from February 1999 to December 1999 and served as President of ATMI's former ADCS division from October 1997 through December 1999.

(2) Lamonte H. Lawrence is a trustee and beneficiary of The Lawrence Family Trust, 1995. Mr. Lawrence served as a director of ATMI from October 1997 to October 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. The following summary of our securities and provisions of our certificate of incorporation and our bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

Common Stock

    As of March 3, 2000, 28,018,868 shares of our common stock were issued and outstanding, held by approximately 267 holders of record. In addition, 755,924 shares of common stock are reserved for future grants under our various stock plans. Furthermore, as of March 3, 2000, there were outstanding options and warrants to purchase 3,115,375 shares of common stock. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to share ratably in all of the assets of ATMI available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of ATMI. Our common stock has no preemptive or conversion rights or other subscriptions rights. There are no redemption or sinking fund provisions applicable to our common stock, and the outstanding shares of common stock are fully paid and nonassessable.

    Stockholders are entitled to one vote for each share of common stock held of record on matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of common stock will not be able to elect any person or persons to the board of directors.

Preferred Stock

    Our board of directors has the authority, subject to any limitations established by law, without further stockholder approval, to issue from time to time up to 2,000,000 shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, powers, preferences and special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of holders of common stock.

    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of ATMI. We have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and Bylaw Provisions

    Classified Board of Directors. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by our board of directors to ensure that no one class has more than one director more than any other class, to the extent possible. Since only one third of the directors of the classified board of directors are subject to election each year, it is more difficult for the stockholders to change the management of ATMI than if the board of directors were not classified. In addition, the presence of a classified board of directors could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of ATMI and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

    Changes in Board of Directors. Our certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled by a vote of a majority of the board of directors then in office. Also, our bylaws provide that any increase or decrease in the number of directors requires the approval of a majority of the directors then in office. These provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of ATMI and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

    Stockholder Action. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities, because special meetings of stockholders may be called only by a majority of the board of directors or the Chairman of the Board. These provisions may also discourage another person from making a tender offer for our common stock, because such person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting and not by written consent.

    Advance Notice Provisions for Stockholder Nominations of Directors and Stockholder Proposals. Our certificate of incorporation and bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to other business to be brought by stockholders before an annual meeting of stockholders.

    Our nomination procedure requires that a stockholder give to our Secretary prior written notice, in proper form, of a planned nomination for the board of directors. Our bylaws specify the requirements for the form and timing of that notice. If the Chairman of the Board determines that a person was not nominated in accordance with our nomination procedure, such person will not be eligible for election as a director.

    Under our business procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to our Secretary. Our bylaws specify the requirements for the form and timing of that notice. If the Chairman of the Board determines that the other business was not properly brought before such meeting in accordance with our business procedure, such business will not be conducted at the meeting.

    Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, our bylaws:

     . may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

     . may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of ATMI, even if the conduct of such solicitation or such attempt might be beneficial to ATMI and its stockholders.

    Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

    Limitation on Liability and Indemnification of Directors. Our certificate of incorporation contains certain provisions permitted under Delaware corporate law relating to the liability of directors. To the extent permitted by Delaware corporate law, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by Delaware corporate law.

Registration Rights

    The holders of a maximum of 9,246,143 shares of our common stock and warrants to purchase approximately 10,000 shares of our common stock have certain rights with respect to the registration of these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or the account of other security holders exercising registration rights, those holders are entitled to notice of the registration and are entitled to include in the registration their shares of common stock at our expense, subject to certain conditions and limitations, including the right of the underwriters of any offering to limit the number of shares included in the registration. In addition, holders of approximately 3,921,456 of these shares have the right to require us to file a registration statement under the Securities Act at our expense with respect to these shares of common stock, and we are required to use our best efforts to effect the registration, subject to certain conditions and limitations. Of the approximately 9,256,143 shares of common stock subject to registration rights, 1,600,000 shares will be sold in this offering, approximately 1,100,922 shares are freely tradable without registration under the Securities Act but may not be sold for a period of 45 days following the date of this prospectus without the consent of the underwriters pursuant to a lock-up agreement between the underwriters and the holder of these shares, approximately 5,330,399 shares are covered by or have been sold under effective resale registration statements and the remaining 1,224,822 shares are subject to a lock-up agreement between the underwriters and the holder of these shares and may not be sold for a period of 90 days following the date of this prospectus without the consent of the underwriters. We believe, therefore, that the holders of shares with registration rights are unlikely to exercise their rights.

    We are required to bear substantially all registration and selling expenses in connection with the registration of registrable shares in these registrations. In addition, we will, subject to certain limitations, indemnify any selling stockholders against certain liabilities, including liabilities under the Securities Act, in connection with these registrations.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is Boston
EquiServe L.P.

                                  UNDERWRITING

    ATMI, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Prudential Securities Incorporated, are the representatives of the underwriters.

                   Underwriters                                Number of Shares
                   ------------                                ----------------

Goldman, Sachs & Co...................................
Banc of America Securities LLC........................
Deutsche Bank Securities Inc..........................
Prudential Securities Incorporated....................


         Total........................................
                                                               ----------------

                                                               ================


     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 225,000 shares from ATMI and 240,000 shares from certain of the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by ATMI and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.


                                                          Paid by ATMI
                                                ------------------------------
                                                No Exercise      Full Exercise
                                                -----------      -------------
Per Share..............................         $                $
Total..................................         $                $


                                                       Paid by the Selling
                                                          Stockholders
                                                ------------------------------
                                                No Exercise      Full Exercise
                                                -----------      -------------
Per Share..............................         $                $
Total..................................         $                $


    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    ATMI, its directors and executive officers and two of the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of their common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any sales by ATMI under its existing employee benefit plans. The remaining selling stockholder has entered into a 45-day lock-up agreement with the underwriters with respect to 1,100,922 shares of common stock.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consists of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the counter market or otherwise.

    ATMI is paying all expenses of the offering other than underwriting discounts and commissions related to the sale of shares of common stock by the selling stockholders. ATMI estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

    ATMI and the selling stockholders have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Our reports, proxy statements and other information filed with the Commission are also available to the public from our web site at http://www.atmi.com or at the Commission's web site at http://www.sec.gov.

    This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding ATMI and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission after the date we first filed the registration statement of which this prospectus is a part under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (1) Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-30130); and

     (2) The description of the common stock of ATMI's predecessor registrant, Advanced Technology Materials, Inc., contained in its registration statement on Form 8-A filed on October 23, 1993, which description was amended on Form 8-A/A filed on November 11, 1993, and any amendment or report filed to update this description.

You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                                   ATMI, Inc.
                                7 Commerce Drive
                           Danbury, Connecticut 06810
                               Attn: Dean Hamilton
                                 (203) 794-1100


                                  LEGAL MATTERS

    Shipman & Goodwin LLP, Hartford, Connecticut, is giving us its opinion on the validity of the shares being offered. As of the date of this prospectus, lawyers employed at Shipman & Goodwin owned 7,000 shares of our common stock. Legal matters will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                     EXPERTS

    The consolidated financial statements and related schedule of ATMI, Inc. at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein which, as to 1998 is based in part on the report of Arthur Andersen LLP and the reports of Rath, Anders, Dr. Wanner and Partner, and as to 1997 is based in part on the report of Deloitte & Touche LLP. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                  ATMI, INC.

  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                                                              Page
                                                                                                              ----
Report of Ernst & Young LLP                                                                                    F-2
Report of Deloitte & Touche, LLP                                                                               F-3
Report of Arthur Andersen LLP                                                                                  F-4
Reports of Rath, Anders, Dr. Wanner and Partner (GbR)                                                          F-5

Audited Financial Statements and Schedule

 Consolidated Balance Sheets - December 31, 1998 and 1999                                                      F-7
 Consolidated Statements of Income for the years ended December 31, 1997, 1998, and 1999                       F-8
 Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1998, and 1999         F-9
 Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998, and 1999                   F-10
Notes to Consolidated Financial Statements                                                                     F-11
Schedule II - Valuation and Qualifying Accounts                                                                F-28

                        Report of Independent Auditors

The Board of Directors and Stockholders of
ATMI, Inc.

We have audited the consolidated balance sheets of ATMI, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index. These consolidated financial statements are the responsibility of the management of ATMI, Inc. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits. We did not audit the December 31, 1998 financial statements or Valuation and Qualifying Accounts Schedule Data of MST Analytics, Inc. ("MST"), a wholly-owned subsidiary, which statements reflect total assets and total revenues constituting 6% and 12%, respectively, of the related consolidated totals at and for the year ended December 31, 1998. Nor did we audit the March 31, 1998 financial statements of NOW Technologies, Inc. ("NOW"), a wholly owned subsidiary, which statements reflect total revenues constituting 8% of the related consolidated totals for the year ended March 31, 1998 (which was combined with the accounts of ATMI, Inc. for the year ended December 31, 1997). Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for MST and NOW, for the periods indicated, is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATMI, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                               ERNST & YOUNG LLP

Stamford, Connecticut
February 7, 2000

                          INDEPENDENT AUDITORS REPORT

Board of Directors
NOW Technologies, Inc. and Subsidiaries
Bloomington, Minnesota

     We have audited the consolidated statements of income, stockholders' equity and cash flows (not presented herein) of NOW Technologies, Inc. and Subsidiaries (the Company) for the year ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended March 31, 1998, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE, LLP
Minneapolis, Minnesota
May 1, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
MST Analytics, Inc.


We have audited the consolidated balance sheet of MST ANALYTICS, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of MST Micro-Sensor-Technologie GmbH, Hohenschaftlarn and Sensoric Gesellschaft fur angewandte Elektrochemie mbh & Co. KG, Hohenschaftlarn, wholly and majority-owned subsidiaries, respectively, which statements reflect total assets and total revenues of 55% and 47%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is solely based on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MST Analytics, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


Arthur Andersen LLP
Chicago, Illinois
May 28, 1999

                                    OPINION



MST Micro-Sensor-Technologie GmbH
Hohenschaftlarn, Germany


We have conducted a full audit of MST Micro-Sensor-Technologie GmbH, Hohenschaftlarn, (in the following called "MST" or "Company"), expressed in Deutsche Mark (DM), as of December 31, 1998.

(1) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

(2) We have conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

(3) The reporting package does not present all disclosures required under US-GAAP, e.g. no cash flow statement and no tax rationalization form have been prepared.

(4) On the basis of our audit we certify that the documents attached to this clearance have been issued in compliance with the methods and principles accepted by US-GAAP.


Munich, January 22, 1999
Rath, Anders, Dr. Wanner & Partner


Dipl.-Kfm. Kabisch                     Dipl.-Kfm. Metzler
Vereidigter Buchprufer                 Wirtschaftsprufer

                                    OPINION


Sensoric Gesellschaft fur angewandte
Elektrochemie mbh Co. KG
Hohenschaftlarn


We have conducted a full audit of Sensoric Gesellschaft fur angewandte Elektrochemie mbh & Co. KG, Hohenschaftlarn, (in the following called "Sensoric" or "Company"), expressed in Deutsche Mark (DM), as of December 31, 1998.

(1) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

(2) We have conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

(3) The reporting package does not present all disclosures required under US-GAAP, e.g. no cash flow statement and no tax rationalization form have been prepared.

(4) On the basis of our audit we certify that the documents attached to this clearance have been issued in compliance with the methods and principles accepted by US-GAAP.


Munich, January 22, 1999
Rath, Anders, Dr. Wanner & Partner


Dipl.-Kfm. Kabisch                     Dipl.-Kfm. Metzler
Vereidigter Buchprufer                 Wirtschaftsprufer

                                   ATMI, INC.

                           CONSOLIDATED BALANCE SHEETS

                      (in thousands, except per share data)


                                                                                               December 31,
                                                                                        --------------------------
                                                                                          1998             1999
                                                                                        ----------       ---------
                                     ASSETS
Current assets:
     Cash and cash equivalents (Note 1).........................................         $  21,618       $  31,619
     Marketable securities (Notes 1 and 2)......................................            64,551          60,555
     Accounts receivable, net of allowance for doubtful accounts
        of $959 in 1998, and $1,366 in 1999 (Note 3)............................            25,708          41,989
     Inventories (Notes 1 and 4)................................................            19,216          21,733
     Deferred income taxes (Note 8).............................................             2,756           5,277
     Other......................................................................             7,717           6,256
                                                                                        ----------       ---------
          Total current assets..................................................           141,566         167,429
Property, plant and equipment, net (Notes 1 and 5)..............................            54,683          54,675
Deferred income taxes (Note 8)..................................................                48           2,090
Goodwill and other long-term assets, net (Notes 1 and 11).......................            12,355           8,462
                                                                                        ----------       ---------
                                                                                         $ 208,652       $ 232,656
                                                                                        ==========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable...........................................................         $   9,287       $  10,971
     Accrued liabilities........................................................             9,976          10,146
     Accrued salaries and related benefits......................................             3,547           9,185
     Loans, notes and bonds payable, current portion (Note 6)...................             9,396           4,964
     Capital lease obligations, current portion (Note 7)........................             2,493           1,936
     Income taxes payable (Note 8)..............................................             1,972           4,592
     Deferred income taxes (Note 8).............................................               957           4,436
                                                                                        ----------       ---------
          Total current liabilities.............................................            37,628          46,230
Loans, notes and bonds payable, less current portion (Note 6)...................             8,813           4,448
Capital lease obligations, less current portion (Note 7)........................             3,746           1,832
Deferred income taxes (Note 8)..................................................             4,611           3,754
Other long-term liabilities.....................................................               288             478

Minority interest...............................................................               846           1,109

Stockholders' equity (Note 10):
     Preferred stock, par value $.01: 2,000 shares authorized;
        none issued and outstanding.............................................                 -               -
     Common stock, par value $.01: 50,000 shares authorized;
        issued, 27,484 in 1998 and 27,774 in 1999...............................               275             278
     Additional paid-in capital.................................................           118,516         122,536
     Retained earnings..........................................................            35,082          45,465
     Accumulated other comprehensive income (loss)..............................            (1,153)          6,526
                                                                                        ----------       ---------
          Total stockholders' equity............................................           152,720         174,805
                                                                                        ----------       ---------
                                                                                         $ 208,652       $ 232,656
                                                                                        ==========       =========

                            See accompanying notes.

                                  ATMI, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     (in thousands, except per share data)

                                                                                         Year Ended December 31,
                                                                             --------------------------------------------------
                                                                                1997                1998              1999
                                                                             -----------        ------------      -------------
Revenues (Notes 1 and 15).........................................           $  192,012         $   165,106       $   196,236
Cost of revenues..................................................               92,561              83,419            92,970
                                                                             ----------         -----------       -----------
Gross profit......................................................               99,451              81,687           103,266
Operating expenses:
     Research and development (Note 1)............................               14,336              16,630            18,359
     Selling, general and administrative (Note 13)................               60,593              56,925            60,305
     Merger costs and related expenses (Note 11)..................                9,000               1,700             9,914
                                                                             ----------         -----------       -----------
                                                                                 83,929              75,255            88,578
                                                                             ----------         -----------       -----------
Operating income..................................................               15,522               6,432            14,688
Interest income...................................................                1,732               4,210             4,384
Interest expense (Note 6).........................................               (2,609)             (1,723)           (1,267)
Other income, net.................................................                  340                 539               724
                                                                             ----------         -----------       -----------
Income before taxes and minority interest.........................               14,985               9,458            18,529
Income taxes (Note 8).............................................                8,588               4,412             7,720
                                                                             ----------         -----------       -----------
Income before minority interest...................................                6,397               5,046            10,809
Minority interest.................................................                   (2)               (111)             (263)
                                                                             ----------         -----------       -----------
Net income (Note 15)..............................................           $    6,395         $     4,935       $    10,546
                                                                             ==========         ===========       ===========

Net income per share--basic (Notes 1 and 10)......................           $     0.27         $      0.19       $      0.40
                                                                             ==========         ===========       ===========

Net income per share--assuming dilution (Notes 1 and 10)                     $     0.25         $      0.18       $      0.37
                                                                             ==========         ===========       ===========
Weighted average shares outstanding--basic
(Notes 1 and 10)                                                                 23,617              25,645            26,440
                                                                             ==========         ===========       ===========

Weighted average shares outstanding--assuming dilution
(Notes 1 and 10)..................................................               25,660              27,423            28,319
                                                                             ==========         ===========       ===========

                             See accompanying notes.

                                  ATMI, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (in thousands)

                                                                                               Accumulated
                                                                                               -----------
                                                                 Additional                       Other
                                                                 ----------                       -----
                                                      Common       Paid-in      Retained       Comprehensive
                                                      ------       -------      --------       -------------
                                                      Stock        Capital      Earnings          Income              Total
                                                      -----        -------      --------          ------              -----
Balance at December 31, 1996.................     $      239     $  41,438     $  24,450       $      (78)          $   66,049
Issuance of 83 common shares pursuant
   to the exercise of employee stock
   options...................................             --           454            --               --                  454
Issuance of 151 common shares pursuant
   to the exercise of warrants...............              2         1,688            --               --                1,690
Issuance of common shares to pooled entity...             10         4,284            --               --                4,294
Issuance of common and preferred shares by
   pooled entity.............................             --         5,046            --               --                5,046
Distributions to stockholders................             --            --          (199)              --                 (199)
Compensation for the issuance of common
   shares....................................             --           272            --               --                  272
Tax benefit related to nonqualified stock
   options...................................             --           678            --               --                  678
Net income...................................                                      6,395                                 6,395
Cumulative translation adjustment............             --            --            --           (1,376)              (1,376)
                                                                                                                    ----------
Comprehensive income.........................                                                                            5,019

                                              ------------------------------------------------------------------------------------
Balance at December 31, 1997.................            251        53,860        30,646           (1,454)              83,303
                                              ------------------------------------------------------------------------------------
Issuance of 159 common shares pursuant
   to the exercise of employee stock
   options...................................              1           782            --               --                  783
Sale of 2,257 common shares, net of issuance
   costs of $4,161...........................             23        62,403            --               --               62,426
Compensation for the issuance of common
   shares....................................             --           372            --               --                  372
Tax benefit related to nonqualified stock
   options...................................             --         1,099            --               --                1,099
Distributions to stockholders................             --            --          (397)              --                 (397)
Adjustment to reflect change in pooled                    --
   entity fiscal year........................                           --          (102)              --                 (102)
Net income...................................             --            --         4,935               --                4,935
Unrealized loss on available-for-sale
securities (net of tax benefit of $281)......             --            --            --             (500)                (500)
Cumulative translation adjustment............             --            --            --              801                  801
                                                                                                                    ----------
Comprehensive income.........................                                                                            5,236

                                              ------------------------------------------------------------------------------------
Balance at December 31, 1998.................            275       118,516        35,082           (1,153)             152,720
                                              ------------------------------------------------------------------------------------
Issuance of 204 common shares pursuant
   to the exercise of employee stock
   options...................................              2         1,046            --               --                1,048
Issuance of 20 common shares pursuant
   to the exercise of warrants...............             --           222            --               --                  222
Issuance of 64 common shares pursuant
   to the employee stock purchase plan.......              1           952            --               --                  953
Compensation for the issuance of common                   --           426                             --                  426
   shares....................................                                         --
Tax benefit related to nonqualified stock
   options...................................             --         1,374            --               --                1,374
Adjustment to reflect change in pooled.......             --
   entity fiscal year........................                           --          (163)              --                 (163)
Net income...................................             --            --        10,546               --               10,546
Unrealized gain on available-for-sale
securities (net of tax provision of
   $4,141)...................................             --            --            --            7,860                7,860
Cumulative translation adjustment............             --            --            --             (181)                (181)
                                                                                                                    ----------
Comprehensive income.........................                                                                           18,225

                                              ------------------------------------------------------------------------------------
Balance at December 31, 1999.................     $      278     $ 122,536     $  45,465       $    6,526           $  174,805
                                              ------------------------------------------------------------------------------------

                             See accompanying notes.

                                  ATMI, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     (in thousands, except per share data)

                                                                                            Year Ended December 31,
                                                                                  -------------------------------------------
                                                                                       1997           1998           1999
                                                                                  ------------    ------------   ------------
Operating activities
Net income..............................................................            $  6,395        $  4,935        $  10,546
Adjustments to reconcile net income to net cash provided by
     operating activities:
   Depreciation and amortization........................................               7,957           9,900           10,868
   Write-down of goodwill...............................................                   -               -            3,386
   Stock option compensation............................................                 272             372              426
   Effect of change of fiscal year of pooled entity.....................                   -            (102)            (163)
   Provision for bad debt...............................................               1,251             399              587
   Deferred income taxes................................................               2,369          (1,891)          (6,677)
   Tax benefit of nonqualified stock options............................                 678           1,099            1,374
   Minority interest in net earnings of subsidiaries....................                   2             111              263
   Changes in operating assets and liabilities
       (Increase) decrease in accounts receivable.......................             (11,624)         10,667          (16,868)
       (Increase) in inventory..........................................              (4,085)           (796)          (2,517)
       (Increase) decrease in other assets..............................              (2,990)         (4,394)           1,330
       Increase (decrease) in accounts payable..........................                (628)         (1,187)           1,684
       Increase (decrease) in accrued expenses..........................               4,055          (5,156)           5,808
       Increase (decrease) in other liabilities.........................                 473            (672)           3,017
                                                                                  ------------    ------------   ------------
            Total adjustments...........................................              (2,270)          8,350            2,518
                                                                                  ------------    ------------   ------------
            Net cash provided by operating activities...................               4,125          13,285           13,064
                                                                                  ------------    ------------   ------------
Investing activities
Capital expenditures....................................................              (9,084)        (15,023)         (10,222)
Long-term investment....................................................                (250)              -                -
Sale (purchase) of marketable securities, net...........................                 777         (47,871)          16,278
Payments for acquisitions...............................................              (5,551)              -                -
Proceeds from sale of assets............................................                   -             199                -
                                                                                  ------------    ------------   ------------
            Net cash provided (used) by investing activities............             (14,108)        (62,695)           6,056
                                                                                  ------------    ------------   ------------
Financing activities
Borrowings from loans, notes, and bonds payable.........................               4,630           2,232              303
Payments on loans, notes, and bonds payable.............................              (4,411)         (6,747)          (9,100)
Distribution to stockholders............................................                (199)           (397)               -
Payments on capital lease obligations...................................              (3,125)         (2,831)          (2,471)
Proceeds from sale of common stock, net.................................                   -          62,426                -
Proceeds from sale of common and preferred stock by pooled entities.....               8,549               -                -
Investment by minority stockholder......................................                 251               -                -
Proceeds from exercise of stock options and warrants....................               2,144             783            2,223
                                                                                  ------------    ------------   ------------
            Net cash provided (used) by financing activities............               7,839          55,466           (9,045)
                                                                                  ------------    ------------   ------------
Effects of exchange rate changes on cash................................                (142)            120              (74)
                                                                                  ------------    ------------   ------------
Net increase (decrease) in cash and cash equivalents....................              (2,286)          6,176           10,001
Cash and cash equivalents, beginning of year............................              17,728          15,442           21,618
                                                                                  ------------    ------------   ------------
Cash and cash equivalents, end of year..................................            $ 15,442        $ 21,618        $  31,619
                                                                                  ============    ============   ============
 Disclosure of noncash financing activities
Conversion of note payable to preferred stock by pooled entity..........            $    685               -                -
                                                                                  ============    ============   ============

                            See accompanying notes.

                                  ATMI, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

   Basis of Presentation

     The consolidated financial statements include the accounts of ATMI, Inc. and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions.

Certain amounts have been reclassified to conform to current year presentation.

   Company's Activities

ATMI, Inc. together with its subsidiaries (the "Company") is a leading supplier of materials, equipment and related services used in the manufacture of semiconductor devices. The Company targets specialty materials used in front-end semiconductor manufacture. The Company provides:

 .  a broad range of ultrahigh-purity semiconductor materials;
 .  semiconductor materials packaging and delivery systems;
 .  sensors for the workplace and environment that detect materials as they move through the workplace;
 . point-of-use environmental equipment that abates materials; and . specialty thin film deposition services that provide coated wafers directly to customers.

   Revenue Recognition

     Revenues are recognized upon the shipment of goods.

   Use of Estimates

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development

     Research and development costs, including materials, labor, and overhead related to self-funded projects, are expensed as incurred.

Marketable Securities and Investments

     Highly liquid investments with maturities of three months or less, when purchased, are classified as cash and cash equivalents. Investments with maturities greater than three months are classified as marketable securities.

     In connection with the Company's strategic alliances and research and development activities, it has acquired equity securities of certain of its alliance partners.

                                  ATMI, INC.

1. Summary of Significant Accounting Policies (continued)

     The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's policy, except for its equity investments in alliance partners, is to protect the value of its investments portfolio and to minimize principal risk by earning returns based on current interest rates. All of the Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value, based on quoted market prices, with unrealized gains and losses recorded in accumulated other comprehensive income, net of tax. The cost of securities sold is based on the specific identification method. Interest on these securities is accrued and included in interest income.

     Management determines the classification of marketable debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

   Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

   Property, Plant and Equipment

     Property and equipment is stated at cost. Depreciation and amortization of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-five years.

   Foreign Currency Translation

     Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income (expense) and have been immaterial.

   Taxes

     The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

   Fair Values of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, marketable securities, accounts receivable, and debt. Marketable securities are accounted for at fair value. All other financial instruments are accounted for on an historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

                                  ATMI, INC.

1. Summary of Significant Accounting Policies (continued)

   Long-Lived Assets

     The Company reviews on a periodic basis the value of its long-lived assets to determine whether an impairment exists. In connection with the acquisition of Delatech, the Company recorded a charge of $3.4 million associated with the impairment of goodwill related to an existing EcoSys product line (see Note 11). This charge was based on the estimate of future cash flows on a discounted basis compared with the carrying value of the goodwill. Goodwill of $7.8 million and $3.7 million at December 31, 1998 and 1999 is amortized over periods of ten to twenty years and is stated net of accumulated amortization of $1.5 million and $2.2 million at December 31, 1998 and 1999, respectively.

   Stock Based Compensation

     The Company accounts for employee stock compensation plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay to acquire the common stock. The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income, net income per share-basic and net income per share- assuming dilution, as if the fair value based method of accounting had been applied, are presented in Note 10.

   Per Share Data

     Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, "Earnings Per Share".

   Recent Accounting Pronouncements

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. At this time, the Company is still assessing the impact of SAB 101 on its financial position and results of operations.

2.  Marketable Securities

     Marketable securities are comprised of the following at December 31, 1998 (in thousands):

                                                                                   Gross
                                                                                 Unrealized            Fair
                                                                      Cost          Loss               Value
                                                                      ----          ----               -----
                  Corporate obligations..................          $  49,563        $    --          $  49,563
                  U.S. Government obligations............              8,695             --              8,695
                  Certificates of deposit................              4,887             --              4,887
                                                                -------------------------------------------------
                    Total debt securities                             63,145             --             63,145
                  Common stock ..........................              2,187           (781)             1,406
                                                                -------------------------------------------------
                    Total marketable securities..........          $  65,332        $  (781)          $ 64,551
                                                                =================================================

                                  ATMI, INC.

2.   Marketable Securities (continued)

     Marketable securities are comprised of the following at December 31, 1999 (in thousands):

                                                                           Gross
                                                                           -----
                                                                         Unrealized         Fair
                                                                         ----------         ----
                                                            Cost            Gain           Value
                                                            ----            -----          -----
           Corporate obligations..................         $  36,887      $       --       $ 36,887
           U.S. Government obligations............             3,969              --          3,969
           Certificates of deposit................             6,011              --          6,011
                                                        ---------------------------------------------
             Total debt securities                            46,867              --         46,867
           Common stock ..........................             2,187          11,501         13,688
                                                        ---------------------------------------------
             Total marketable securities..........         $  49,054      $   11,501       $ 60,555
                                                        =============================================

All of the Company's marketable debt securities have maturities of less than two years.

3.   Accounts Receivable

     Credit is extended to commercial customers based on an evaluation of their financial condition, and collateral is not generally required. The evaluation of financial condition is performed to reduce the risk of loss. The Company has not experienced any material losses due to uncollectible accounts receivable. Certain transactions with foreign customers are supported by letters of credit. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

     Amounts due from various agencies of the U.S. Government were approximately $2.1 million and $2.7 million at December 31, 1998 and 1999, respectively.

4.   Inventories

     Inventories are comprised of the following (in thousands):

                                                      December 31,
                                                      ------------
                                                  1998             1999
                                                 ------           ------
               Raw materials............         $14,335         $16,088
               Work in process..........           2,392           3,059
               Finished goods...........           4,350           4,115
                                               -------------------------
                                                  21,077          23,262
               Obsolescence reserve.....          (1,861)         (1,529)
                                               -------------------------
                                                 $19,216         $21,733
                                               =========================

                                  ATMI, INC.

5.   Property, Plant and Equipment

     Property, plant and equipment is comprised of the following (in thousands):

                                                             December 31,
                                                             ------------
                                                          1998         1999
                                                         ------       ------
            Land...................................     $  1,944     $  2,738
            Buildings..............................       10,522        9,875
            Machinery and equipment................       63,624       70,691
            Furniture and fixtures.................        5,657        6,839
            Leasehold improvements.................        8,094        9,287
                                                       ------------------------
                                                          89,841       99,430
            Accumulated depreciation and
             amortization..........................      (35,158)     (44,755)
                                                       ------------------------
                                                        $ 54,683     $ 54,675
                                                       ========================

     Depreciation expense for the years ended December 31, 1997, 1998, and 1999, was $7.4 million, $9.1 million and $10.2 million, respectively.

6.   Loans, Notes and Bonds Payable

     Loans, notes and bonds payable consist of the following (in thousands):

                                                                                                   December 31,
                                                                                                   -------------
                                                                                              1998             1999
                                                                                             ------           ------
Note payable bearing interest at 8.25%, due in three annual installments
   beginning January 1, 1999...................................................            $  2,000          $  1,333
Term loans with Connecticut state agency, bearing interest ranging between
   5%-5.75%, due between January 2000 and June 2002............................               2,212             1,490
Credit lines with commercial banks, bearing interest ranging between
   6.50%-8.75% available through February 2000.................................               2,376               940
Notes payable primarily with commercial banks and leasing companies, bearing interest ranging between 2.5%-6.0%, due between April 1998 and September
   2008........................................................................               7,466             3,349
Mortgages payable, bearing interest at 8.63%, due November
   2016........................................................................               1,455                 -
City of Bloomington, Minnesota Industrial Revenue Bond, interest rate is variable (4.4% and 4.2% at December 31, 1998 and 1999), quarterly payments
   of $0.1 million, due September 2005.........................................               2,700             2,300
                                                                                           ---------          -------
                                                                                             18,209             9,412
Less current portion...........................................................              (9,396)           (4,964)
                                                                                            --------           -------
                                                                                           $  8,813          $  4,448
                                                                                           =========         ========

                                  ATMI, INC.

6.   Loans, Notes and Bonds Payable (continued)

     The approximate aggregate debt maturities are as follows as of December 31, 1999 (in thousands):

                        2000                        $  3,064
                        2001                           2,735
                        2002                           1,800
                        2003                             672
                        2004                             522
                        Thereafter                       619
                                                  ------------
                                                    $  9,412
                                                  ============

     The balance of loans and notes payable at December 31, 1998 and 1999, respectively include amounts due in foreign currencies as follows: Belgian Francs 68,499,000 and 64,046,000 ($1,994,000 and $1,595,000) and Deutschmarks
7,498,000 and 4,486,000 ($4,502,000 and $2,305,000).

     The term loans are collateralized by various equipment, leasehold improvements and renovations in the Company's Connecticut facility. The mortgages are collateralized by the building at the Company's Napa, California facility. The majority of the Company's notes payable are secured by the related real property or equipment. The Company's credit lines are secured by substantially all the assets of certain of the Company's subsidiaries and have available borrowing capacity approximating $1.8 million at December 31, 1999. The Company is in compliance with the credit line and notes payable covenants.

     The bondholders may tender the City of Bloomington, Minnesota bonds at any time for the principal amount plus accrued interest. As a result, they have been classified as a current liability. The Company has the option to convert the bonds to a fixed rate provided all bonds can be remarketed at the fixed rate. The first fixed rate optional redemption date would be July 1 of the year that is halfway between the conversion date and July 1, 2005. If redeemed, the Company must pay 102% and 101% of bond principal in the first and second years following the first fixed rate optional redemption date, respectively. Prior to conversion to a fixed rate, the Company has the option to redeem the bonds without premium.

     Interest paid was $2.8 million, $2.3 million, and $1.3 million, for the years ended December 31, 1997, 1998, and 1999, respectively.

     Certain of the Company's subsidiaries' financing agreements contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with the subsidiary's failure to comply with various financial covenants. The Company has never declared or paid cash dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future.

7.   Leases

     The Company is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. The gross amount of machinery and equipment under the capital leases and the related accumulated depreciation were as follows (in thousands):

                                                       December 31,
                                                   ---------------------
                                                    1998           1999
                                                   ------         ------
        Machinery and equipment...........         $12,269       $10,380
        Accumulated depreciation..........          (3,109)       (3,173)
                                                   -------       -------
                                                   $ 9,160       $ 7,207
                                                   =======       =======

                                  ATMI, INC.

7.   Leases (continued)

The following is a schedule of future minimum lease payments for capital leases as of December 31, 1999 (in thousands):

                  2000......................................    $  2,175
                  2001......................................       1,560
                  2002......................................         365
                                                                --------
             Total lease payments...........................       4,100
             Less amount representing interest..............        (332)
                                                                --------
             Present value of net capital lease payments           3,768
             Less current portion...........................      (1,936)
                                                                --------
             Long-term portion..............................    $  1,832
                                                                ========

     The Company leases office and manufacturing facilities, and certain manufacturing equipment under several operating leases expiring between 2000 and 2005. Rental expense was $4.6 million, $5.0 million, and $4.7 million, for the years ended December 31, 1997, 1998 and 1999, respectively.

     The following is a schedule of future minimum lease payments for operating leases as of December 31, 1999 (in thousands):

                                                        Operating
                                                        ---------
                                                         Leases
                                                         ------
                     2000..........................     $  3,393
                     2001..........................        2,495
                     2002..........................        1,703
                     2003..........................          994
                     2004..........................          878
                     Thereafter....................          594
                                                        ---------
                Total minimum lease payments.......      $10,057
                                                        =========

8.  Income Taxes

     Pretax income was taxed in the following jurisdictions (in thousands):

                                                     Year Ended December 31,
                                                 ------------------------------
                                                   1997      1998        1999
                                                  ------    ------      ------
                 Domestic....................    $13,677    $5,989      $15,672
                 Foreign.....................      1,306     3,358        2,594
                                                 -------    ------      -------
                 Total pretax income.........    $14,983    $9,347      $18,266
                                                 =======    ======      =======

                                  ATMI, INC.

8.   Income Taxes (continued)

     Significant components of the provision for income taxes for the periods presented are as follows (in thousands):

                                                   December 31,
                                          -------------------------------
                                           1997        1998         1999
                                          ------      ------       ------
                 Current:
                      Federal......       $5,305      $ 4,539      $11,811
                      State........          740        1,116        1,635
                      Foreign......          174          648          951
                                          ------      -------      -------
                 Total current.....        6,219        6,303       14,397
                                          ------      -------      -------
                 Deferred:
                      Federal......        1,896       (1,816)      (5,901)
                      State........          321         (536)        (746)
                      Foreign......          152          461          (30)
                                          ------      -------      -------
                 Total deferred....        2,369       (1,891)      (6,677)
                                          ------       ------      -------
                                          $8,588      $ 4,412      $ 7,720
                                          ======      =======      =======

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                            December 31,
                                                                      -----------------------
                                                                       1998             1999
                                                                      ------           ------
       Deferred tax assets:
            Accrued liabilities.....................................  $ 1,234          $ 3,565
            Inventory reserves......................................    1,183            1,713
            Net operating loss and tax credit carryforwards.........    2,045            1,823
            Other, net..............................................      496              266
                                                                      --------------------------
                                                                        4,958            7,367
       Valuation allowance..........................................   (2,154)               -
                                                                      --------------------------
                                                                        2,804            7,367
       Deferred tax liabilities:
            Depreciation and amortization...........................   (4,614)          (3,736)
            Unrealized gain on marketable securities................        -           (4,141)
            Other, net..............................................     (954)            (313)
                                                                      --------------------------
                                                                       (5,568)          (8,190)
                                                                      --------------------------
       Net deferred tax liabilities.................................  $(2,764)        $   (823)
                                                                      ==========================

     The valuation allowance was eliminated as a result of changes in estimates regarding the realizability of net operating loss and tax credit carryforwards of certain acquired companies.

     As of December 31, 1999, the Company has federal net operating loss carryforwards of $4.6 million attributable to certain acquired companies and tax credit carryforwards of $0.2 million. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2007 through 2019, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions.

     Income taxes paid for the years ended December 31, 1997, 1998, and 1999 were $6.1 million, $9.4 million and $9.2 million, respectively.

                                  ATMI, INC.

8.   Income Taxes (continued)

     The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's tax expense is (in thousands):

                                                                  For the Year Ended December 31,
                                                                  -------------------------------
                                                                  1997          1998        1999
                                                                 ------        ------      ------
     U.S. statutory rate.......................................  $5,094        $3,178      $ 6,393
     State income taxes........................................     662           266          657
     Foreign income taxes......................................     (24)          228         (162)
     Effect of nondeductible acquisition expenses..............   3,548           599        1,851
     Net operating loss carryforward utilization...............    (296)           --           --
     Foreign sales corporation benefit.........................      --          (324)        (773)
     Reversal of valuation allowance...........................    (954)          855       (2,154)
     Tax liabilities accrued...................................      --            --        1,511
     Other, net................................................     558          (390)         397
                                                                 ----------------------------------
                                                                 $8,588        $4,412      $ 7,720
                                                                 ==================================

     South Korea has granted the Company a five year full income tax exemption, which expires in 2003, and an additional three year 50% exemption, which expires in 2006. The effect of the tax exemption was to reduce income tax expense by $0.1 million and $0.2 million for the years ended December 31, 1998 and 1999, respectively.

     The former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of certain tax matters. As security for these tax matters, the former securityholders of the ADCS Group have delivered 700,000 shares of the Company's common stock which they received into escrow (see Note
11). While the possible exposures are difficult to quantify, the Company believes that, regardless of the probability that liabilities arise, the potential exposures range from $0 to $22 million depending on the tax matter. Although the former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of such tax matters, any assessments, if ultimately determined against the Company, would result in a charge to the Company's results of operations. During the second quarter 1999, the Company was notified by the Internal Revenue Service of an assessment of $2.1 million for certain tax matters. The Company believes that such assessment is without merit and intends to vigorously defend its position in these tax matters.

9.   Profit Sharing Plan

     The Company maintains a 401(k) profit sharing plan (the "Plan") covering substantially all of its employees and is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company's matching contributions are discretionary by plan year and were $0.1 million, $0.1 million and $0.4 million for 1997, 1998 and 1999, respectively.

10.  Stockholders' Equity

     In March 1998, the Company completed a registered underwritten public offering of 5,428,000 shares, including over-allotments, of common stock at $29.50 per share. Net proceeds to the Company of $62.4 million were from 2,257,291 shares sold by the Company while 3,170,709 shares were sold by certain stockholders. Costs of the offering, including underwriting commissions, were $4.2 million.

                                  ATMI, INC.

10.  Stockholders' Equity (continued)

   Stock Plans

     The Company has certain stock plans, which provide for the granting of up to 4,515,833 nonqualified stock options, incentive stock options ("ISOs"), stock appreciation rights and restricted stock awards to employees, directors and consultants of the Company.

     Under the terms of these stock plans, nonqualified options granted may not be at a price of less than 50% of the fair market value of the common stock, and ISOs granted may not be at a price of less than 100% of fair market value of the common stock on the date of grant. All grants have been made at fair market value under the plans. Options are generally exercisable commencing one year after the date of grant at the rate of 20% per annum on a cumulative basis. Nonqualified options expire up to ten years from the date of grant, and ISOs expire five to ten years from the date of grant.

                                                        Number of             Option Price
                                                        ---------             -----------
                                                          Shares               Per Share
                                                          ------               ---------
     Options outstanding at December 31, 1996.......        958,216         $ 0.28 - $17.63
          Granted...................................      1,023,506         $ 2.10 - $40.13
          Canceled..................................       (348,250)        $ 0.53 - $40.13
          Exercised.................................        (82,520)        $ 0.28 - $13.50
                                                       ------------         ---------------
     Options outstanding at December 31, 1997.......      1,550,952         $ 0.28 - $29.38
          Granted...................................        752,440         $14.00 - $33.00
          Canceled..................................       (110,130)        $ 5.63 - $33.00
          Exercised.................................       (158,918)        $ 0.28 - $17.63
                                                       ------------         --------------
     Options outstanding at December 31, 1998.......      2,034,344         $ 0.28 - $33.00
          Granted...................................      1,148,954         $19.19 - $37.38
          Canceled..................................       (134,658)        $ 5.63 - $27.00
          Exercised.................................       (204,085)        $ 0.28 - $29.38
                                                       ------------         ---------------
     Options outstanding at December 31, 1999.......      2,844,555         $ 0.44 - $37.38
                                                       ============         ===============

     At December 31, 1999 options for 1,017,946 shares were exercisable and options for 805,667 shares were available for grant. Exercise prices for 282,340 options outstanding ranged from $0.44-$4.04; for 376,638 options outstanding ranged from $5.63-$10.00; for 449,808 options outstanding ranged from $10.13-$20.00; and for 956,820 options outstanding ranged from $20.88- $24.25 and for 778,949 options ranged from $24.38-$37.38 as of December 31, 1999.

     The weighted average exercise price and remaining contractual life of options outstanding at December 31, 1999 was $18.94 and 7.8 years, respectively.

     As a result of the NOW and MST mergers in 1998 and 1999, respectively (see
Note 11), stock options of NOW and MST were converted into 205,089 and 123,016 of ATMI stock options. NOW stock options were converted into ATMI stock options at historical prices ranging from $4.04 to $8.90 and MST stock options were converted into ATMI stock options at historical prices ranging from $2.10 to $15.74.

                                  ATMI, INC.

10.  Stockholders' Equity (continued)

     If compensation expense for the Company's plans had been determined for all stock option grants based on the fair value at the grant dates for awards under those plans, consistent with the method described in SFAS No. 123, the Company's net income, net income per share-basic and net income per share-assuming dilution would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                     Pro forma
                                                                     ---------
                                                            1997        1998        1999
                                                          --------    --------    --------
     Net income....................................       $  5,556    $  2,984    $  6,948
     Net income per share--basic...................       $   0.24    $   0.12    $   0.26
     Net income per share--assuming dilution.......       $   0.22    $   0.11    $   0.25

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              1997        1998        1999
                                                            ---------   ---------   ---------
            Expected dividend yield                              None        None        None
            Risk free interest rate                              6.00%       5.50%       5.80%
            Expected volatility                                  .560        .628        .615
            Expected life of options                        7.5 years   7.5 years   7.5 years

     The weighted average fair value of non-canceled stock options granted in 1997, 1998 and 1999 was $17.04, $14.74 and $17.18, respectively.

   Employee Stock Purchase Plan

     The Employee Stock Purchase Plan ("ESPP Plan") was approved in May 1998 and enables all employees to subscribe at six month intervals to purchase shares of common stock at the lower of 85% of the fair market value of the shares on the first day or last day of each six month period. A maximum of 500,000 shares is authorized for subscription. At December 31, 1999, 64,000 shares have been issued under the ESPP Plan, and no such shares were issued in 1998.

   Earnings Per Share

     The following table presents the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                      1997         1998          1999
                                                                   ----------   ----------    -----------
     Numerator:
          Net income                                               $    6,395   $     4,935   $    10,546
                                                                   ======================================
     Denominator:
          Denominator for basic earnings per share-
             Weighted-average shares                                   23,617        25,645        26,440
          Dilutive effect of contingent shares related to
             acquisitions subject to escrow arrangements                1,289         1,289         1,149
          Dilutive effect of employee stock options                       754           489           730
                                                                   --------------------------------------
          Denominator for diluted earnings per share                   25,660        27,423        28,319
                                                                   ======================================
     Net income per share--basic                                    $    0.27   $      0.19   $      0.40
                                                                   ======================================
     Net income per share--assuming dilution                        $    0.25   $      0.18   $      0.37
                                                                   ======================================

                                  ATMI, INC.

10.  Stockholders' Equity (continued)

     Options to purchase 16,000, 720,520 and 18,900 shares of common stock, outstanding as of December 31, 1997, 1998 and 1999, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, their inclusion would be antidilutive.

11.  Mergers and Acquisitions

     The Company has consummated eight mergers since 1997 each of which has been accounted for as a pooling of interests. The entities acquired and share consideration exchanged were as follows:

                                                                                      Shares Held in
                                                                                      Escrow December
                          Company                   Year           Shares Issued          31, 1999
-----------------------------------------------------------------------------------------------------
ADCS Group (Note 8)                                 1997               5,469,000              700,000
Lawrence Semiconductor Laboratories, Inc.           1997               3,671,000                    -
NOW Technologies, Inc.                              1998               1,594,000                    -
TeloSense Corporation                               1999                 232,000                    -
Advanced Chemical Systems International, Inc.       1999               1,202,000               61,000
Delatech Incorporated                               1999               2,347,000              234,000
NewForm N.V.                                        1999                 550,000               55,000
MST Analytics, Inc.                                 1999                 993,000               99,000

     The former securityholders of the aforementioned entities have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders agreed to escrow a certain specified amount of the merger consideration. These shares will be released from escrow in accordance with the terms of the respective merger agreements.

     The Company has reduced retained earnings by $102,000 and $163,000 in 1998 and 1999, respectively, to adjust retained earnings for the different fiscal year ends of certain of the acquired entities.

     In connection with the investigation, analysis and closings of the aforementioned transactions, the Company recorded merger costs and related expenses of $9.0 million, $1.7 million and $10.5 million in 1997, 1998, and 1999, respectively. During 1999, the Company reversed approximately $0.6 million of merger costs accrued in prior years. Included within merger costs and related expenses in 1999 is a charge of $4.4 million related to the Delatech acquisition to recognize the impaired value of certain inventory ($1 million) and goodwill ($3.4 million) associated with an existing environmental equipment product line. These charges were based on the estimate of future cash flows on a discounted basis compared with the carrying value of these assets.

                                  ATMI, INC.

11.  Mergers and Acquisitions (continued)

     For the years ended December 31, 1997 and 1998, prior to the acquisitions, revenues and net income of acquired companies included in the financial statements are as follows (in thousands):

       Revenues:                                   1997                        1998
       ---------                                 ------------------------------------
       ATMI....................................  $101,877                    $ 97,874
       TeloSense, ACSI and Delatech............  $ 62,043                    $ 42,994
       NewForm and MST.........................  $ 13,237                    $ 24,238
       NOW.....................................  $ 14,855                           -

       Net Income (Loss):                          1997                        1998
       ------------------                        ------------------------------------
       ATMI....................................  $  4,421                    $  6,465
       TeloSense, ACSI and Delatech............  $  1,228                    $ (2,024)
       NewForm and MST.........................  $   (762)                   $    494
       NOW.....................................  $  1,508                           -

     On July 15, 1997, MST acquired 100% of the outstanding capital stock of four operating companies (i) Environmental Monitoring Technology S.A., a Swiss holding company which owns 100% of the stock of MST Measurement Systems, Inc.;
(ii) Micro-Sensor Technologie GmbH; (iii) FPM Analytics, Inc. and (iv) Sensoric GmbH ("four operating companies"). The aggregate purchase price for the four operating companies was $18.8 million which was composed of cash of $5.6 million, the issuance of stock, and a two-year promissory note of $0.1 million.

     The acquisition was accounted for as a purchase and, accordingly, the operating results of the four operating companies have been included in the Company's consolidated financial statements since the date of acquisition (July 15, 1997). The excess of the aggregate purchase price over the fair market value of the net assets acquired of $4.4 million is being amortized over 10 years. The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 assume that the acquisition of the four operating companies occurred as of January 1, 1997 (in thousands, except per share data):


                                                              1997
                                                            --------
          Net revenues                                      $200,256
          Income before taxes and minority interest         $ 15,485
          Net income                                        $  6,893
          Net income per share assuming dilution            $   0.27

12.  Comprehensive Income

     During 1998, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

                                  ATMI, INC.

12.  Comprehensive Income (continued)

     The components of comprehensive income are as follows (in thousands):

                                                     Currency          Unrealized Gain
                                                     --------          ---------------
                                                    Translation      (Loss) on Available-
                                                    -----------      --------------------
                                                    Adjustments       for-Sale Securities        Total
                                                    -----------       -------------------       --------
Balance at December 31, 1996................            $   (78)           $     --             $    (78)
Cumulative translation adjustment...........             (1,376)                 --               (1,376)
                                                    ----------------------------------------------------
Balance at December 31, 1997................             (1,454)                 --               (1,454)
                                                    ----------------------------------------------------
Unrealized loss on available-for-sale
securities (net of tax benefit of $281)                      --                (500)                (500)
Cumulative translation adjustment...........                801                  --                  801
                                                    ----------------------------------------------------
Balance at December 31, 1998................               (653)               (500)              (1,153)
                                                    ----------------------------------------------------
Unrealized gain on available-for-sale
securities (net of tax provision of $4,141)                  --               7,860                7,860
Cumulative translation adjustment...........               (181)                 --                 (181)
                                                    ----------------------------------------------------
Balance at December 31, 1999................            $  (834)           $  7,360             $  6,526
                                                    ----------------------------------------------------

13.  Severance Charge

     During the fourth quarter of 1999, the Company terminated the employment of four executive officers within its Materials division and one executive officer within its Technologies division and recorded a charge of $2.3 million, reflected in selling, general, and administrative expenses in the Company's 1999 results of operations. As of December 31, 1999, there were no payments charged against this liability. Payments for this liability will be made in 2000.

14.  Commitments and Contingencies

     On May 15, 1997, LSL settled patent infringement litigation with an equipment manufacturer, related to equipment used by LSL that was purchased from another manufacturer. Under the terms of the related settlement agreement, LSL paid the manufacturer $2.0 million during 1997 and agreed to purchase reactors from the manufacturer assuming LSL's business conditions justify such purchases. LSL had purchased a reactor at an approximate fair market value of $2.5 million during the year ended December 31, 1997.

     In December 1998, a former office employee initiated a legal proceeding against the Company alleging personal injuries to her minor child (then unborn) allegedly resulting from her exposure to various chemicals while employed by the Company. The plaintiffs have claimed damages of $25.0 million and unspecified exemplary damages. The Company has denied the plaintiffs' legal allegations and is vigorously defending this action. While the Company cannot predict the outcome of this proceeding at this time, the Company believes it is without merit.

     In the normal course of business, the Company is involved in various lawsuits and claims. Although the ultimate outcome of any of these legal proceedings cannot be determined at this time, management, including internal counsel, does not believe that the outcome of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position or results of operations.

                                  ATMI, INC.

15.  Segment and Geographic Data

         During 1998, the Company adopted FASB Statement No. 131 "Disclosure About Segments of an Enterprise and Related Information". The Company has two segments: ATMI Materials and ATMI Technologies. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes. The Company evaluates performance and allocate resources based on operating profit or loss, not including interest and other income or expense and income taxes. Intercompany sales are not material among segments or operating divisions. The general corporate assets primarily include cash and marketable securities, goodwill and other long-lived assets.

The following tables provide reported results for each of these segments:

                                                                             For the year ended December 31,
                                                                             -------------------------------
                                                                       1997               1998                1999
                                                                     -----------------------------------------------
Revenues
--------
ATMI Materials................................................       $ 83,060           $ 71,279            $ 96,711
ATMI Technologies.............................................        108,952             93,827              99,525
                                                                     -----------------------------------------------

Consolidated revenues.........................................       $192,012           $165,106            $196,236
                                                                     ===============================================

                                                                       1997               1998                1999
                                                                     -----------------------------------------------
Operating Income (Loss)
-----------------------
ATMI Materials................................................       $ 17,757           $ 11,373            $ 19,335
ATMI Technologies.............................................          6,765             (3,241)              5,267
Merger costs and related expenses.............................         (9,000)            (1,700)             (9,914)
                                                                     -----------------------------------------------

Consolidated operating income.................................       $ 15,522           $  6,432            $ 14,688
                                                                     ===============================================

                                                                       1997               1998                1999
                                                                     -----------------------------------------------
Consolidated Net Income
-----------------------
Operating income from reportable segments.....................       $ 15,522           $  6,432            $ 14,688
Other profit or (loss)........................................           (539)             2,915               3,578
Income tax provision..........................................         (8,588)            (4,412)             (7,720)
                                                                     -----------------------------------------------

Consolidated net income.......................................       $  6,395           $  4,935            $ 10,546
                                                                     ===============================================

                                                                                              At December 31,
                                                                                              ---------------
                                                                                          1998                1999
                                                                                        ----------------------------
Identifiable Assets
-------------------
ATMI Materials................................................                          $ 45,166            $ 60,717
ATMI Technologies.............................................                            73,321              78,747
General corporate assets......................................                            90,165              93,192
                                                                                        ----------------------------

Total consolidated assets.....................................                          $208,652            $232,656
                                                                                        ============================

                                  ATMI, INC.

15.  Segment and Geographic Data (continued)

     The Company's geographic data for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                             United                         Europe and
In Thousands                                 States       Pacific Rim          Other      Eliminations         Total
----------------------------------------------------------------------------------------------------------------------
December 31, 1997
Total revenues                             $136,453         $42,829           $14,572        $(1,842)         $192,012
Long-lived assets                          $ 54,473         $ 1,734           $   498        $     -          $ 56,705

December 31, 1998
Total revenues                             $112,445         $34,451           $20,779        $(2,569)         $165,106
Long-lived assets                          $ 60,457         $ 1,373           $   653        $     -          $ 62,483

December 31, 1999
Total revenues                             $119,716         $54,563           $23,586        $(1,629)         $196,236
Long-lived assets                          $ 56,224         $ 1,589           $   638        $     -          $ 58,451

     Revenues are attributed to countries based on the location of the customer. No one specific country within the Pacific Rim or Europe accounted for greater than 10% of consolidated revenues in 1997, 1998 and 1999. Revenues and net income of the foreign subsidiaries is not material to the consolidated operations of the Company for each of the three years in the period ended December 31, 1999. The Company utilized one vendor to manufacture and distribute product that accounted for approximately 7%, 10% and 14% of revenues in 1997, 1998 and 1999, respectively.

                  Quarterly Results of Operations (unaudited)
                   (In Thousands, except per share amounts)


                                                                      Quarter                                  Year
                                                -------------------------------------------------------      --------
1998                                             First       Second          Third             Fourth          1998
----                                            -------     --------        -------           --------       --------
Revenues...................................     $52,047      $44,446        $35,161            $33,452       $165,106
Gross profit...............................     $28,528      $21,294        $14,907            $16,958       $ 81,687
Net income (loss)..........................     $ 5,747      $ 1,496        $(2,348) (a)       $    40       $  4,935
Net income (loss) per share--basic.........     $  0.24      $  0.07        $ (0.09) (a)       $  0.00       $   0.19
Net income (loss) per share--assuming
dilution...................................     $  0.22      $  0.05         $(0.09) (a)       $  0.00       $   0.18


                                                                     Quarter                                   Year
                                                -------------------------------------------------------      --------
1999                                             First       Second          Third              Fourth         1999
----                                            -------     --------        -------           --------       --------
Revenues...................................     $37,240      $49,323        $52,055            $57,618       $196,236
Gross profit...............................     $18,999      $26,563        $26,973            $30,731       $103,266
Net income (loss)..........................     $ 1,479      $  (819) (b)   $ 6,132            $ 3,754 (c)   $ 10,546
Net income (loss) per share--basic.........     $  0.06      $ (0.03)       $  0.23            $  0.14       $   0.40
Net income (loss) per share--assuming
dilution...................................     $  0.05      $ (0.03)       $  0.22            $  0.13       $   0.37

(a) Includes merger costs and related expenses of $1.7 million incurred in completing the NOW acquisition, and a severance charge of $0.4 million for severance for employees. The severance was completed by December 31, 1998.

(b) Includes merger costs and related expenses of $7.2 million incurred in the ACSI, Delatech, and TeloSense acquisitions.

(c) Includes merger costs and related expenses of $3.3 million incurred in completing the MST Analytics and NewForm N.V. acquisitions, and a charge of $2.3 million of severance for five executive officers of the Material and Technologies segments.

                                                                     Schedule II

                                  ATMI, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                (In Thousands)


                                           Balance at                                Balance at
                                           ----------                                ----------
                                           Beginning     Charged to                      End
                                           ---------     ----------                      ---
Year Ended                                 of Period    Cost/Expense   Deductions     of Period
----------                                 ---------    ------------   ----------     ---------
December 31, 1997
  Allowance for doubtful accounts.......     $  682           $1,251       $  446(a)    $1,487
  Obsolescence reserve..................        952            1,608          823(b)     1,737

December 31, 1998
  Allowance for doubtful accounts.......     $1,487           $  399       $  927(a)    $  959
  Obsolescence reserve..................      1,737            1,365        1,241(b)     1,861
  Severance accrual.....................          0              402          402(c)         0

December 31, 1999
  Allowance for doubtful accounts.......     $  959           $  587       $  180(a)    $1,366
  Obsolescence reserve..................      1,861            1,143        1,475(b)     1,529
  Severance accrual.....................          0            2,300            0        2,300

a) reflects write-offs of bad debts
b) reflects disposals of obsolete inventory
c) reflects payments made during 1998

================================================================================
--------------------------------------------------------------------------------


    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                       ---------------------------


                           TABLE OF CONTENTS


                                                          Page

          Prospectus Summary.............................   3
          Risk Factors...................................   6
          Special Note Regarding
            Forward-Looking Information..................  11
          Use of Proceeds................................  12
          Dividend Policy................................  12
          Price Range of Common Stock....................  12
          Capitalization.................................  13
          Selected Consolidated Financial Data...........  14
          Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations...................................  16
          Business.......................................  25
          Management.....................................  40
          Selling Stockholders...........................  42
          Description of Capital Stock...................  43
          Underwriting...................................  45
          Where Can You Find More Information............  47
          Legal Matters..................................  48
          Experts........................................  48
          Index to Consolidated Financial
            Statements................................... F-1


--------------------------------------------------------------------------------
================================================================================



================================================================================
--------------------------------------------------------------------------------


                                3,100,000 Shares

                                   ATMI, Inc.

                                  Common Stock

                                 ---------------

                                     [LOGO]

                                 ---------------


                              Goldman, Sachs & Co.

                         Banc of America Securities LLC

                            Deutsche Banc Alex. Brown

                           Prudential Volpe Technology

                         a unit of Prudential Securities

                       Representatives of the Underwriters



--------------------------------------------------------------------------------
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the shares of Common Stock registered hereby. The registrant is paying all of the expenses incurred on behalf of the selling stockholders (other than discounts and commissions).

         SEC registration fee................................    $  45,587
         NASD filing fees....................................       17,545
         Nasdag National Market listing fee..................       17,500
         Printing expenses...................................      175,000
         Legal fees and expenses.............................      150,000
         Accounting fees and expenses........................      175,000
         Transfer agent and registrar fees and expenses......        1,500
         Miscellaneous.......................................       17,868
                                                                  --------
                  Total expenses.............................     $600,000

Item 15.  Indemnification of Directors and Officers

    The registrant's Certificate of Incorporation provides that the personal liability of the directors of the registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the registrant and its stockholders (through stockholders' derivatives suits on behalf of the registrant) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

    In addition, the registrant's Certificate of Incorporation and Bylaws provide that the registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the registrant against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the registrant.

Item 16.  Exhibits

    The following is a list of exhibits filed as a part of this registration statement or incorporated by reference herein:


Exhibit No.       Description
-----------       -----------

     1.1      Form Underwriting Agreement. (1)

     4.1(a) Certificate of Incorporation of ATMI (Exhibit 3.01 to ATMI's Registration Statement on Form S-4, filed September 10, 1997, Registration No. 333-35323 (the "1997 Form S-4 Registration Statement")). (2)

     4.1(b) Certificate of Amendment to Certificate of Incorporation (Exhibit 4.1(b) to ATMI's Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed October 10, 1997, Registration No. 33-77060). (2)

     4.1(c) Certificate of Amendment to Certificate of Incorporation (Exhibit 3.01(c) to ATMI's Registration Statement on Form S-4, Registration No. 333-51333). (2)

     4.2 Bylaws of ATMI (Exhibit 3.02 to the 1997 Form S-4 Registration Statement). (2)

     5.1 Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered. (1)

    23.1 Consent of Shipman & Goodwin LLP (to be included in the opinion filed as Exhibit 5.1). (1)

    23.2      Consent of Ernst & Young LLP. (1)

    23.3      Consent of Deloitte & Touche LLP. (1)

    23.4      Consent of Arthur Andersen LLP. (1)

    23.5      Consent of Rath, Anders, Dr. Wanner & Partner. (1)

    24.1 Power of Attorney, included in signature page of this Registration Statement. (1)

------------------
(1)  Filed herewith.
(2)  Incorporated by reference.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospects filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on March 8, 2000.

                          ATMI, INC.

                            By: /s/ Eugene G. Banucci
                              -------------------------------------------
                              Eugene G. Banucci, President,
                              Chief Executive Officer and Chairman of the Board



                                POWER OF ATTORNEY

     Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Eugene G. Banucci and Daniel P. Sharkey and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or registration statement increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                       Title                            Date
         ---------                                       -----                            ----
  /s/ Eugene G. Banucci                   President, Chief Executive Officer and     March 8, 2000
---------------------------------
     Eugene G. Banucci                     Chairman of the Board
                                             (principal executive officer)

  /s/ Daniel P. Sharkey                   Vice President, Treasurer and Chief        March 8, 2000
---------------------------------
     Daniel P. Sharkey                        Financial Officer (principal
                                           financial and accounting officer)

    /s/ Mark A. Adley                                   Director                     March 8, 2000
---------------------------------
       Mark A. Adley

  /s/ Robert S. Hillas                                  Director                     March 8, 2000
---------------------------------
     Robert S. Hillas

       /s/ Kam Law                                      Director                     March 8, 2000
---------------------------------
          Kam Law

         Signature                                       Title                         Date
         ---------                                       -----                         ----
  /s/ Stephen H. Mahle                                  Director                 March 8, 2000
---------------------------------
     Stephen H. Mahle

 /s/ Stephen H. Siegele                                 Director                 March 8, 2000
---------------------------------
    Stephen H. Siegele

                                  EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------

     1.1      Form Underwriting Agreement. (1)

     4.1(a) Certificate of Incorporation of Registrant (Exhibit 3.01 to ATMI's Registration Statement on Form S-4, filed September 10, 1997, Registration No. 333-35323 (the "1997 Form S-4 Registration Statement")). (2)

     4.1(b) Certificate of Amendment to Certificate of Incorporation (Exhibit 4.1(b) to ATMI's Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed October 10, 1997, Registration No. 33-77060). (2)

     4.1(c) Certificate of Amendment to Certificate of Incorporation (Exhibit 3.01(c) to ATMI's Registration Statement on Form S-4, Registration No. 333-51333). (2)

     4.2 Bylaws of ATMI (Exhibit 3.02 to the 1997 Form S-4 Registration Statement). (2)

     5.1 Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered. (1)

    23.1 Consent of Shipman & Goodwin LLP (to be included in the opinion filed as Exhibit 5.1). (1)

    23.2      Consent of Ernst & Young LLP. (1)

    23.3      Consent of Deloitte & Touche LLP. (1)

    23.4      Consent of Arthur Andersen LLP. (1)

    23.5      Consent of Rath, Anders, Dr. Wanner & Partner. (1)

    24.1 Power of Attorney, included in signature page of this Registration Statement. (1)

------------------
(1)  Filed herewith.
(2)  Incorporated by reference.


                                      E-1